Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 30, 2024

among

ALTAIR ENGINEERING INC.,

SIEMENS INDUSTRY SOFTWARE INC.

and

ASTRA MERGER SUB INC.

i

ii

Exhibit A	Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of October 30, 2024, among Altair Engineering Inc., a Delaware corporation (the “Company”), Siemens Industry Software Inc., a Delaware corporation (“Parent”), and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (d) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (e) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of Parent and Merger Sub, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and (c) approved this Agreement, the execution and delivery of this Agreement, the performance of their respective agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement for Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a voting and support agreement with Parent (the “Voting Agreement”), pursuant to which, among other things, each such stockholder of the Company has agreed, subject to the terms and conditions set forth in each applicable Voting Agreement, to vote or cause to be voted any Company Class A Common Shares and any Company Class B Common Shares owned or controlled by them in favor of adopting this Agreement and any other actions contemplated hereby in respect to which approval of the holders of Company Common Shares is sought; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of, and material inducement for, the Company to enter into this Agreement, Parent has delivered to the Company a Support Agreement in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder as set forth therein, duly executed by Siemens AG, a German stock corporation (the “Guarantor”) and the Company and dated as of the date hereof (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the NDA (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal, acquiring the Company or taking any other similar action, or otherwise contain any standstill or similar provision), (ii) does not prohibit the Company from complying with Section 6.04 and (iii) does not include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or to which 20% or more of the consolidated revenues of the Company and its Subsidiaries are attributable, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated revenues of the Company and its Subsidiaries, or to which 20% or more of the consolidated revenue of the Company and its Subsidiaries are attributable, (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, or to which 20% or more of the consolidated revenues of the Company and its Subsidiaries are attributable, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the voting power or equity interests of the surviving or resulting entity of such transaction.

“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a)(iii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, prior to the Effective Time, Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AI Act” means the European Artificial Intelligence Act Regulation (EU) 2024/1689.

“AI System” has the meaning set forth in the AI Act.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, supranational, multinational, state, provincial or local law (statutory, common or otherwise), constitution, treaty, act, statute, code, rule, regulation, ordinance, directive, ruling or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Authority, or any Order, that is binding upon or applicable to such Person.

“Approved Investment” has the meaning set forth in Section 6.01(d).

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Board of Directors” has the meaning set forth in the Recitals.

“Burdensome Condition” has the meaning set forth in Section 8.01 of the Company Disclosure Schedule.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in any of New York, New York or Munich, Germany are authorized or required by Applicable Law to close.

“Capitalization Date” has the meaning set forth in Section 4.05(a).

“CBA” has the meaning set forth in Section 4.20(b).

“Certificate of Merger” has the meaning set forth in Section 2.01(c).

“Chosen Courts” has the meaning set forth in Section 11.08.

“Clean Team Agreement” has the meaning set forth in Section 6.03(b).

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company AI Products” means each and all services (including cloud-based services offered via the Internet) and products (including any and all data solutions, applications (or “apps”), algorithms and other software), in each case, that (i) incorporate or employ any AI Systems and (ii) are manufactured, made commercially available, marketed, distributed, sold, leased, imported for resale or licensed out by or on behalf of the Company.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Balance Sheet Date, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Class A Common Shares” has the meaning set forth in Section 4.05(a).

“Company Class B Common Shares” has the meaning set forth in Section 4.05(a).

“Company Common Shares” has the meaning set forth in Section 4.05(a).

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company ESPP” means the Altair Engineering Inc. 2021 Employee Stock Purchase Plan, as amended from time to time in accordance with its terms.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effect to the extent arising out of or resulting from (i) changes in GAAP or the authoritative interpretation thereof, in each case, after the date hereof (ii) changes in Applicable Law after the date hereof, (iii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates) including the imposition or adjustment of tariffs, (iv) geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in the Middle East, and any evolutions or escalations thereof), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, broad-based cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, or any action taken by any Governmental Authority in response to any of the foregoing, (v) changes or conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operates, (vi) the execution and delivery of this Agreement or the announcement of the execution of this Agreement or the announcement of the consummation of the transactions contemplated by this Agreement, the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Third Party, and any Transaction Litigation (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), (vii) any actions requested in writing to be taken (or omitted to be taken) by or on behalf of Parent or Merger Sub, in each case, after the date hereof, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the Company Class A Common Shares or any other securities of the Company on the NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) any action taken by the Company or any of its Subsidiaries that is expressly required by Section 6.01(iii) or any action required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Option” means an option to purchase Company Class A Common Shares issued pursuant to a Company Stock Plan.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment, consulting or other service agreement, bonus, cash incentive, termination, severance, separation, change in control, transaction, retention, profit-sharing, pension, retirement, deferred compensation, stock option, restricted stock, stock unit or other compensatory or incentive equity or equity-based, health or other welfare, disability, post-employment welfare, supplemental retirement, profit sharing, medical, savings, life, disability, accident, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, fringe or other compensation or benefit plan, program, policy or agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider or any beneficiary or dependent thereof, and/or under which the Company or any Subsidiary thereof has any liability, whether fixed or contingent, direct or indirect, in respect of compensation or benefits to or for the benefit of any Company Service Provider or any beneficiary or dependent thereof, in each case, other than any such plan, policy or agreement that is (i) statutorily mandated or (ii) implemented, administered or operated by any Governmental Authority.

“Company Preferred Shares” has the meaning set forth in Section 4.05(a).

“Company Recommendation” has the meaning set forth in Section 4.02(b).

“Company Reports” has the meaning set forth in Section 4.08.

“Company RSU” means a restricted stock unit that is subject to vesting conditions based solely on continued employment or service granted under a Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(c).

“Company Service Provider” means any current or former employee, officer, director or individual or sole proprietor independent contractor (including those providing services through an entity wholly owned and operated by them) of the Company or any of its Subsidiaries, in each case who is a natural person (including for clarity any natural person engaged by the Company through an entity wholly owned by such person).

“Company Stock Plans” means, collectively, the Altair Engineering Inc. 2001 Incentive and Non-Qualified Stock Option Plan (as amended as of April 3, 2017), the Altair Engineering Inc. 2001 Non-Qualified Stock Option Plan, the Altair Engineering Inc. 2012 Incentive and Non-Qualified Stock Option Plan (as amended as of April 3, 2017), and the Altair Engineering Inc. 2017 Equity Incentive Plan, in each case, as amended.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(c).

“Company Termination Fee” has the meaning set forth in Section 10.03(b).

“Competition Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, Foreign Direct Investment Laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including all antitrust, competition and merger control Applicable Laws.

“Confidentiality Agreements” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 7.04.

“Convertible Notes” has the meaning set forth in Section 4.05(a).

“Convertible Notes Indenture” has the meaning set forth in Section 4.05(a).

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 18, 2017, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger, and the Lenders parties thereto, as amended by that certain First Amendment to the Third Amended and Restated Credit Agreement, dated as of October 31, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto and that certain Second Amendment to the Third Amended and Restated Credit Agreement, dated as of June 5, 2019, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto.

“D&O Insurance” has the meaning set forth in Section 7.03(d).

“Data Privacy Laws” means all Applicable Laws relating to data privacy, data security or Processing of Personal Information, data breach notification, wiretapping and the interception of electronic communications, and the tracking or monitoring of online activity, including (as and to the extent applicable): the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Gramm-Leach-Bliley Act; the Health Information Portability and Accountability Act; the California Consumer Privacy Act and any similar Applicable Laws enacted and in effect in other U.S. states; the Illinois Biometric Information Privacy Act; the EU General Data Protection Regulation (and any European Union member states’ laws and regulations implementing it); the EU General Data Protection Regulation as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018); and the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC (and any European Union member states’ laws and regulations implementing it); and the Payment Card Industry Data Security Standard.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Option” means each In-the-Money Company Option awarded by the Company to any non-employee member of the Board of Directors, whether or not vested.

“Director RSU” means each Company RSU awarded by the Company to any non-employee member of the Board of Directors, whether or not vested.

“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.01(c).

“Employment Laws” has the meaning set forth in Section 4.20(c).

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means all Applicable Laws relating to the pollution or protection of the environment, occupational or worker health and safety (as related to exposure to Hazardous Materials), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all Applicable Laws relating to trade, export control, import and antiboycott laws and regulations, in each case, imposed, administered or enforced by the U.S. government (including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by DDTC, and customs and import laws and regulations administered by U.S. Customs and Border Protection), and all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Excepted Employees” has the meaning set forth in Section 6.01(m).

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“Expenses” has the meaning set forth in Section 10.03(d).

“Extended End Date” has the meaning set forth in Section 10.01(b).

“Foreign Direct Investment Law” means any Applicable Law that is designed or intended to prohibit, restrict or regulate on national security or public order grounds actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests.

“FTC” has the meaning set forth in Section 8.01(b).

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, teaming agreement, joint venture, grant, cooperative agreement, other transactional authority agreement or change order) between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, on the other hand. A purchase, task or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other government or governmental, regulatory, executive, legislative, judicial or administrative authority, department, entity, board, bureau, committee, court, other tribunal (including, except for purposes of Section 9.01, arbitrator or arbitration tribunal), commission or agency, including any political subdivision thereof, or the NASDAQ or any self-regulatory organization.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Material” means any material, substance or waste that is listed, regulated or otherwise defined as “toxic” or “hazardous,” a pollutant or contaminant (or words of similar meaning) by any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum, petroleum constituents or byproducts, asbestos-containing materials, per- and polyfluoroalkyl substances, flammable substances, radioactive materials, pesticides and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including in the following: (i) trademarks, service marks, trade names, Internet domain names, social and mobile media identifiers, logos, trade dress and other indicia of source or origin (including any and all common-law rights relating thereto and all goodwill associated with any of the foregoing); (ii) inventions, patents and discoveries (whether or not patentable or reduced to practice); (iii) trade secrets and know-how, confidential or proprietary information, processes, methods, designs, drawings, specifications, formulae, models and algorithms; (iv) copyrights, mask works, literary works and other works of authorship and moral rights; (v) intellectual property rights in software; (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vii) registrations, applications, provisionals, renewals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, extensions and foreign counterparts relating to the foregoing; and (viii) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation, violation and unconsented use of any of the foregoing.

“Internal Controls” has the meaning set forth in Section 4.07(d).

“International Plan” means any Company Plan that is maintained primarily for the benefit of employees outside of the United States.

“Intervening Event” has the meaning set forth in Section 6.04(g).

“In-the-Money Company Option” means any Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Merger Consideration.

“IRS” has the meaning set forth in Section 4.19(b).

“ITAR” means the International Traffic in Arms Regulations at 22 C.F.R. Parts 120-130.

“ITAR 60-Day Notice” has the meaning set forth in Section 8.02.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(ii) of the Company Disclosure Schedule.

“Lease” has the meaning set forth in Section 4.14(c).

“Leased Real Property” has the meaning set forth in Section 4.14(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, exclusive license or other similar adverse claim of any kind in respect of such property or asset.

“Material Company Software” has the meaning set forth in Section 4.15(c).

“Material Contract” has the meaning set forth in Section 4.22(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minority-Owned Entity” means any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity which is not a Subsidiary of the Company but of which the Company or any of its Subsidiaries (either alone or through or together with the Company and any of its Subsidiaries) owns any shares of capital stock or other equity interests.

“NASDAQ” means the NASDAQ Global Select Market.

“NDA” has the meaning set forth in Section 6.03(b).

“Open Source Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting or distribution of such software, or of other software used or developed with, incorporated into, derived from or distributed with such software, that such software or other software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; (c) be redistributed, hosted or otherwise made available at no or minimal charge; or (d) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Order” means, for purposes of Section 9.01, any legally binding order, writ, injunction, judgment, ruling, determination or decree, and for all other purposes under this Agreement shall also include any award, stipulation or verdict, in each case, that is entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means, of any Person (other than an individual) (a) the charter, articles or certificate of incorporation and the bylaws of such Person, (b) the certificate of formation or similar organizational document of such Person, (c) the partnership agreement, limited liability company agreement, operating agreement or similar agreement of such Person and (d) any joint venture agreement, equityholders agreement or similar document adopted or entered into related to the operation, governance or management of such Person.

“Original Date” has the meaning set forth in Section 6.02.

“Owned Real Property” has the meaning set forth in Section 4.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or consummate the Merger or the other transactions contemplated hereby.

“Parent Plans” has the meaning set forth in Section 7.04(c).

“Parent Termination Fee” has the meaning set forth in Section 10.03(a).

“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries.

“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained, pursuant to, and to the extent required by, GAAP, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not secure or evidence indebtedness and that do not materially impair the use or operation of the real property subject thereto, (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) non-exclusive licenses or sublicenses to Intellectual Property granted in the ordinary course of business by the Company or its Subsidiaries, (g) any purchase money security interests, equipment leases or similar financing arrangements, (h) any Liens securing indebtedness or liabilities that are reflected on the most recent consolidated balance sheet of the Company or notes thereto, (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the Organizational Documents of the issuer of such securities, and (j) Liens as set forth on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, and/or is considered “personally identifiable information,” “personal information,” “personal data” or any similar term by any Applicable Laws.

“Privacy Requirements” has the meaning set forth in Section 4.16(a).

“Proceeding” means any action, cause of action, demand, claim, charge, complaint, arbitration, mediation, litigation, suit, investigation, audit, injunction or other legal or administrative proceeding of any nature commenced, brought, conducted or heard by or before, any Governmental Authority.

“Process,” “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such Personal Information, and/or is considered “processing” by any Applicable Laws.

“Proxy Statement” has the meaning set forth in Section 4.09.

“Real Property” has the meaning set forth in Section 4.14(c).

“Registered Company Intellectual Property” has the meaning set forth in Section 4.15(c).

“Remedy Action” has the meaning set forth in Section 8.01(c).

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives acting on such Person’s behalf.

“Required Regulatory Approvals” means the notices, authorizations, registrations, approvals, Orders, Permits, confirmations, clearances, consents and waiting period expirations or terminations from any Governmental Authority that are set forth on Section 9.01(c) of the Company Disclosure Schedule.

“Sanctioned Person” means at any time: (i) any Person listed on any Sanctions-related or Ex-Im Laws-related list of designated, debarred or blocked Persons (including, without limitation, the Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons and the Department of Commerce’s Entity List); (ii) any Person operating or ordinarily resident in, or organized under the laws of, a country, region or territory that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, collectively, “Sanctioned Country”); (iii) the Government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person that is the subject or target of Sanctions or Ex-Im Law restrictions by virtue of being owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by or acting for or on behalf of any of the foregoing.

“Sanctions” means, collectively, the sanctions and trade embargos imposed, administered or enforced by the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(b).

“Scraped Dataset” means any data that was collected or generated using web scraping, web crawling or web harvesting software or services that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise or other Processing of Personal Information and/or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s information technology systems that jeopardizes or otherwise adversely impacts the confidentiality, integrity or availability of the Company’s information technology systems or any Personal Information or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or any similar term under any Applicable Law.

“SEC” means the U.S. Securities and Exchange Commission.

“Selected Purchase Agreements” has the meaning set forth in Section 4.05(a).

“Shares” has the meaning set forth in Section 2.03(a).

“Short-Term Incentives” has the meaning set forth in Section 7.04(b).

“Short-Term Incentives Payment Date” has the meaning set forth in Section 7.04(b).

“Significant Subsidiary” means a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company.

“Solvent” has the meaning set forth in Section 5.10.

“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in Section 6.04(f).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means any tax or other like assessment, duty, impost, fee or charge in the nature of a tax (including withholding on amounts paid to or by any Person), including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value-added, property or windfall profits, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules thereto.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Top Customer” has the meaning set forth in Section 4.22(a)(i).

“Top Supplier” has the meaning set forth in Section 4.22(a)(i).

“Training Data” means any data used to develop, train, refine, fine tune, test or improve the Company’s AI Systems, including data contained in or obtained from Scraped Datasets.

“Transaction Litigation” has the meaning set forth in Section 8.09.

“Treasury Regulations” means the regulations of the U.S. Treasury Department promulgated under the Code (including any successor regulations).

“Trustee” has the meaning set forth in the Convertible Notes Indenture.

“Underwater Company Option” means each Company Option that is not an In-the-Money Company Option.

“Union” means a labor union, works council, employee association or similar organization or employee representative body.

“Unvested Company Option” means any In-the-Money Company Option or portion thereof that is not a Vested Company Option or a Director Option.

“Unvested Company Option Consideration” has the meaning set forth in Section 2.05(a)(ii).

“Unvested Company RSU” mean each Company RSU or portion thereof that is not a Vested Company RSU or a Director RSU.

“Unvested RSU Consideration” has the meaning set forth in Section 2.05(b)(ii).

“Vested Company Option” means each In-the-Money Company Option or portion thereof which is: (i) issued and outstanding immediately prior to the Effective Time, and (ii) (x) is vested and exercisable at the Effective Time (after taking into consideration any accelerated vesting that may occur under the existing terms of such Company Option in connection with the transactions contemplated by this Agreement) or (y) would by its terms have become vested and exercisable no later than December 31, 2025, assuming the holder’s continued employment or service with the Company (or the Surviving Corporation) or any of its Subsidiaries through such date; provided, however, that, in the event that the Closing occurs in the fourth calendar quarter of 2025, any Company Option that would by its terms have vested during the first calendar quarter of 2026 shall be paid on the last day of such fourth calendar quarter in accordance with Section 2.05 (and shall not constitute a Vested Company Option payable at Closing).

“Vested Company Option Consideration” has the meaning set forth in Section 2.05(a)(i).

“Vested Company RSU” means each Company RSU or portion thereof issued and outstanding immediately prior to the Effective Time and which (i) is vested at the Effective Time (after taking into consideration any accelerated vesting that may occur under the existing terms of such Company RSU in connection with the transactions contemplated by this Agreement) or (ii) would by its terms have become vested no later than December 31, 2025, assuming the holder’s continued employment or service with the Company (or the Surviving Corporation) or any of its Subsidiaries through such date; provided, however, that, in the event that the Closing occurs in the fourth calendar quarter of 2025, any Company RSU that would by its terms have vested during the first calendar quarter of 2026 shall be paid on the last day of such fourth calendar quarter in accordance with Section 2.05 (and shall not constitute a Vested Company RSU payable at Closing).

“Vested Company RSU Consideration” has the meaning set forth in Section 2.05(b)(i).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.20(d).

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (i) publicly available on the SEC EDGAR database at least two days prior to the date of this Agreement or (ii) uploaded in the “Project Alligator” dataroom hosted on Datasite at least two days prior to the date of this Agreement and is fully available and visible to Parent and its Representatives (or, in the case of Highly Confidential Information (as defined in that certain Clean Team Agreement), is fully available and visible to Parent’s Permitted Representatives (as defined therein)). References to the “transactions contemplated hereby” will be deemed to include the transactions contemplated by the Voting Agreement, the Support Agreement and the Confidentiality Agreements.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place through the electronic exchange of the applicable documents and signature pages at 10:00 a.m. New York City time, using PDFs or electronic signatures, as soon as possible, but in any event no later than four Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(c) At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).

(d) From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02. Conversion of Shares. At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Common Shares or any shares of capital stock of Parent or Merger Sub:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time (including any Company Common Shares to the extent issued in accordance with the terms of this Agreement and the Convertible Notes Indenture) will automatically be converted into the right to receive $113.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto. For the avoidance of doubt, each Company RSU shall be treated in accordance with Section 2.05 hereof.

(c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Closing Date, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement, reasonably acceptable to the Company, with the Exchange Agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time uncertificated Company Common Shares (the “Shares”). Prior to the Effective Time, Parent shall make available, or cause to be made available, to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Shares. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Common Shares at the Effective Time instructions for use in such exchange.

(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration payable for each Share (less any applicable withholding). Until so surrendered or transferred, each such Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such Company Common Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Share is registered, it will be a condition to such payment that (i) such Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent, they will be canceled and exchanged for the Merger Consideration provided for by, and in accordance with the procedures set forth in, this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares 12 months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Shares without any interest thereon (subject to abandoned property, escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent will be liable to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Share shall not have been surrendered as of immediately prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. (a) Notwithstanding Section 2.02, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by a stockholder of the Company who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender or transfer, as applicable, of the Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03.

(b) The Company shall give Parent prompt notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in, control and direct all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands in respect of Dissenting Company Shares.

Section 2.05. Treatment of Equity Awards.

(a) Company Options.

(i) Effective as of immediately prior to the Effective Time, each Vested Company Option and each Director Option, in either case, that is outstanding and unexercised as of immediately prior to the Effective Time shall, automatically and without any further action by or on behalf of the Company, Parent or the holder thereof, vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash (without interest) equal to (x) the number of Company Class A Common Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the Merger Consideration over the per share exercise price applicable to such Vested Company Option (the “Vested Company Option Consideration”), less any applicable withholding Taxes.

(ii) Effective as of immediately prior to the Effective Time, each Unvested Company Option (for clarity, treating all Director Options as Vested Company Options) that is issued and outstanding as of immediately prior to the Effective Time shall, automatically and by virtue of the Merger, without any further action by or on behalf of the Company, Parent or the holder thereof, be converted into the right to receive an amount in cash equal to (x) the number of Company Class A Common Shares subject to such

Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the Merger Consideration over the per share exercise price applicable to the Unvested Company Option (the “Unvested Company Option Consideration”). All payments of Unvested Option Consideration with respect to any Unvested Company Option shall:

(A) commencing with the last day of the calendar quarter in which the Effective Time occurs (or if the Effective Time occurs on the last day of a calendar quarter, commencing on the last day of the next-subsequent calendar quarter), be earned by and become payable to the former holder of the applicable Unvested Company Options on the last day of the calendar quarter immediately preceding the calendar quarter that includes the date on which the shares underlying the Unvested Company Option (and corresponding to the applicable payment right) would otherwise have vested in accordance with the terms and conditions applicable to such Unvested Company Option immediately prior to the Effective Time, subject to the applicable holder’s continued employment or service with the Surviving Corporation or any of its Subsidiaries through such vesting date, provided, however that, notwithstanding the foregoing, in the event that the applicable former holder is terminated by the Surviving Corporation and its Subsidiaries (as applicable) without “cause” following the Effective Time (as determined by the Surviving Corporation), or the former holder resigns for Good Reason (to the extent such holder has an agreement or participates in a Company Plan that provides for severance benefits upon a resignation for Good Reason, and as defined in such agreement or Company Plan), then vesting of any then-unpaid Unvested Option Consideration to which such former holder would have become entitled absent such termination without “cause” or resignation for Good Reason (if applicable) shall, subject to the holder’s execution of a release of claims in a form prescribed by the Surviving Corporation, accelerate in full upon the effectiveness of such release and be paid to the former holder as soon as practicable following such release effectiveness (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following such release effectiveness); provided, further, that payment of the Unvested Option Consideration shall also accelerate upon any other circumstances as set forth in any applicable award agreement, severance agreement or other similar agreement or Company Plan applicable to the holder thereof as in effect on the date hereof or as entered into in accordance with Section 6.01(m) if entered into after the date hereof;

(B) be paid, less any applicable withholding Taxes, by the Surviving Corporation or its applicable Subsidiary through the applicable payroll system as soon as practicable following the applicable vesting date identified in the foregoing clause (A) (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or its applicable Subsidiary that is at least ten (10) Business Days following such vesting date); and

(C) be forfeited by the applicable former holder and extinguished without payment of any consideration therefor upon such holder’s termination of employment with the Surviving Corporation and its Subsidiaries (as applicable) for any reason other than due to a termination without “cause” prior to the applicable vesting date identified in the foregoing clause (A).

(iii) At the Effective Time, each Underwater Company Option (if any) shall be canceled without payment of any consideration therefor and the holder thereof shall have no further rights or interest with respect thereto.

(iv) From and after the Effective Time, holders of Company Options shall cease to have any rights with respect thereto, other than the right to receive the Vested Company Option Consideration or the Unvested Option Consideration (in each case, if any) in accordance with this Section 2.05(a).

(b) Company RSUs.

(i) Effective as of immediately prior to the Effective Time, each Vested Company RSU and each Director RSU, in either case, that is outstanding immediately prior to the Effective Time shall, automatically and without any further action by or on behalf of the Company, Parent or the holder thereof, vest and be canceled and converted into the right to receive an amount in cash equal to (x) the number of Company Class A Common Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration (the “Vested Company RSU Consideration”), less any applicable withholding Taxes.

(ii) Effective as of immediately prior to the Effective Time, each Unvested Company RSU (for clarity treating all Director RSUs as Vested Company RSUs) that is issued and outstanding as of immediately prior to the Effective Time shall, automatically and by virtue of the Merger, without any further action by or on behalf of the Company, Parent or the holders thereof, be converted into the right to receive: an amount in cash equal to (x) the number of Company Class A Common Shares subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration (the “Unvested RSU Consideration”). All payments of Unvested RSU Consideration with respect to any Unvested Company RSUs shall:

(A) commencing with the last day of the calendar quarter in which the Effective Time occurs, be earned by and become payable to the former holder of the applicable Unvested Company RSU on the last day of the calendar quarter immediately preceding the calendar quarter that includes the date on which the shares underlying the Unvested Company RSU (and corresponding to the applicable payment right) would otherwise have vested in accordance with the terms and conditions applicable to such Unvested Company RSU immediately prior to the Effective Time, subject to the applicable holder’s continued service through such vesting date, provided, however that, notwithstanding the foregoing, in the event that the applicable former holder is terminated by the Surviving Corporation and its affiliates (as applicable) without “cause” following the Effective Time (as determined by the Surviving Corporation) or the former holder resigns for Good Reason (to the extent such holder has an agreement or participates in a Company Plan that provides for severance benefits upon resignation for Good Reason, and as defined in such agreement or Company Plan), then vesting of any then-unpaid Unvested RSU Consideration to which such former holder would have become entitled absent such termination without “cause” or resignation for Good Reason (if applicable) shall, subject to the holder’s execution of a release of claims in a form prescribed by the Surviving

Corporation, accelerate in full upon the effectiveness of such release and be paid to the former holder as soon as practicable following such release effectiveness (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following such release effectiveness); provided, further, that payment of the Unvested RSU Consideration shall also accelerate upon any other circumstances as set forth in any applicable award agreement, severance agreement or other similar agreement or Company Plan applicable to the holder thereof as in effect on the date hereof or as entered into in accordance with Section 6.01(m) if entered into after the date hereof;

(B) be paid, less applicable withholding Taxes, the Surviving Corporation or its applicable Subsidiary through the applicable payroll system as soon as practicable following the applicable vesting date identified in the foregoing clause (A) (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following such vesting date); and

(C) be forfeited by the applicable former holder and extinguished without payment of any consideration therefor upon such holder’s termination of employment with the Surviving Corporation and its Subsidiaries (as applicable) for any reason prior to the applicable vesting date identified in the foregoing clause (A).

(iii) From and after the Effective Time, holders of Company RSUs shall cease to have any rights with respect thereto, other than the right to receive the Vested Company RSU Consideration or the Unvested RSU Consideration (in each case, if any) in accordance with this Section 2.05(b).

(c) Prior to the date hereof, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall have adopted such resolutions and taken such other actions as may reasonably be required to provide that (i) the Company ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date of this Agreement and no new offering periods shall commence under the Company ESPP at any time on or after the date hereof, (ii) no new participants shall be permitted into the Company ESPP after the date hereof, (iii) no current participants in the Company ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the Company ESPP from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iv) effective upon the consummation of the transactions contemplated hereby, any “offering period” that is in progress as of the Effective Time will be accelerated in accordance with Section 14 of the Company ESPP (including the provision of notices to participants in the Company ESPP as provided therein) to a date on or prior to the Closing Date and (v) the Company ESPP shall terminate immediately prior to, and contingent upon, the Effective Time.

(d) At or prior to the date hereof, the compensation committee of the Board of Directors and the Board of Directors shall have adopted any resolutions and taken any actions that are necessary to effectuate the treatment of the Company Options and the Company RSUs pursuant to this Section 2.05, including providing any required notices, as applicable. As soon as practicable following the date hereof and in all events prior to, and contingent upon, the Effective Time, the Company shall cause the Company Stock Plans and the Company ESPP to terminate immediately prior to, and contingent upon, the Effective Time. The Company will take all actions reasonably necessary to ensure that following the Effective Time, no participant or former participant in any such Company Stock Plans will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. The Company shall provide to Parent or its counsel for review and consultation drafts of all documentation prepared by the Company or its counsel to effectuate the foregoing treatment of Company Options and Company RSUs, prior to the adoption and distribution of such materials to holders of Company Options and Company RSUs (each as applicable), including any notices associated with the foregoing.

(e) All payments of Vested Option Consideration and Vested RSU Consideration shall be made without interest at or as soon as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following the Closing Date), pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and will be subject to any applicable withholding. Notwithstanding the foregoing, any Company RSU award that constitutes nonqualified deferred compensation subject to Section 409A of the Code (if any) will be paid at the earliest time permitted under the applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Company Common Shares shall have changed into a different number or class of shares by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of Company Common Shares, or any share dividend or distribution thereon with a record date during such period, but excluding any change that results from settlement of Company RSUs, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.07. Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation and any of their Affiliates or agents (including the Exchange Agent) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax law. Any amounts so deducted or withheld shall (a) be paid over to the appropriate Taxing Authority and (b) be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, and by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Delaware law.

Section 3.02. Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Document filed on or after January 1, 2021 and at least two days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section); it being understood that any matter disclosed in any such Company SEC Document shall not be deemed disclosed for purposes of Section 4.01(a), Section 4.02, Section 4.05 or Section 4.27, or (ii) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. (a) The Company (x) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (y) has all corporate powers required to own, lease and operate its properties and assets and to carry on its business as now conducted, except in the case of this clause (y) as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(c) The Company has made available to Parent prior to the date of this Agreement complete and correct copies of the Organizational Documents, each as amended, restated or amended and restated to the date of this Agreement, of the Company in effect as of the date hereof. The Company is not in violation of its certificate of incorporation or bylaws in any material respect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action not previously taken on the part of the Company is necessary to authorize this Agreement, the consummation hereby or the performance by the Company of its obligations hereunder. The affirmative vote of the holders of a majority of the voting power of the outstanding Company Common Shares, voting together as a single class, to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law and the Organizational Documents of the Company for the consummation of the transactions contemplated by this Agreement, including the Merger. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (ii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (iv) subject to Section 6.04 and Article 10 hereof, directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) resolved, subject to Section 6.04(b), to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company (such recommendation, the “Company Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing, notice or notification by the Company with, or any consent, clearance, registration, approval, permit, waiver or authorization from, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, including filing and receipt of the Required Regulatory Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NASDAQ, (e) the ITAR 60-Day Notice, and (f) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not have a Company Material Adverse Effect.

Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby, do not and will not (a) contravene, conflict with, or result in any violation or breach of, or default under, any provision of the certificate of incorporation of the Company or the Organizational Documents of any of the Significant Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default (with or without the passage of time) under, or cause or permit the termination or cancellation of, the loss of any benefit or right under, or the creation or acceleration of any obligations under, any Material Contract or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not have a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 513,796,572 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Shares”), 41,203,428 shares of Class B Common Stock, par value $0.0001 per share (“Company Class B Common Shares,” and together with the Class A Common Shares, the “Company Common Shares”) and 45,000,000 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Shares”). As of October 28, 2024 (the “Capitalization Date”), there were outstanding (i) 59,777,286 Company Class A Common Shares, (ii) 25,406,574 Company Class B Common Shares, (iii) no Company Preferred Shares, (iv) 7,662,754 Company Class A Common Shares subject to outstanding Company Options, (v) 1,015,494 Company Class A Common Shares subject to outstanding Company RSUs, (vi) 6,626,644 Company Common Shares reserved for future issuance under the Company Stock Plans, (vii) 30,980 Company Common Shares subject to purchase rights under the ESPP (assuming a purchase price based on the fair market value of a Company Class A Common Share on the first day of the offering period under such plan based on actual withholdings through September 30, 2024), (viii) 299,174 Company Class A Common Shares issuable on a contingent basis pursuant to purchase agreements set forth on Section 4.05(a) of the Company Disclosure Schedule (collectively, the “Selected Purchase Agreements”), copies of which have been provided to Parent and (ix) up to 4,171,188 Company Class A Common Shares reserved for issuance upon conversion of the $230 million aggregate outstanding amount of the Company’s 1.750% Convertible Notes due 2027, based on a maximum conversion rate equal to 18.1356 Company Class A Common Shares per $1,000 principal amount, subject to adjustment as provided in the Indenture by and between the Company, as issuer, and U.S. Bank Trust Company, National Association, as Trustee, dated as of June 14, 2022, governing the 1.750% Convertible Notes due 2027 (the “Convertible Notes Indenture” and the notes thereunder, the “Convertible Notes”), to the extent converted in accordance with their terms and giving effect to the transactions contemplated hereby. As of the date hereof, the Conversion Rate (as defined in the Convertible Notes Indenture, and, for the avoidance of doubt, without giving effect to any make-whole adjustment, payment or premium pursuant thereto) is 13.9505 shares of Company Class A Common Stock per $1,000 principal amount of Convertible Notes. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plans or the ESPP will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b) As of the date of this Agreement, except for the Convertible Notes, there are no outstanding bonds, debentures, notes or other indebtedness or other similar obligations of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote. The Company has not adopted a rights plan, “poison pill” or other similar agreement or arrangement. As of the Capitalization Date, there are no notes outstanding under the First Supplemental Indenture, dated June 10, 2019, by and between the Company and U.S. Bank National Association, as First Supplemental Indenture Trustee, governing the 0.250% Convertible Senior Notes due 2024.

(c) Except (x) as set forth in this Section 4.05 and (y) for changes since the Capitalization Date resulting from the exercise, vesting, conversion or any settlement of Company Options, Company RSUs, Convertible Notes and the Company Common Shares reserved for issuance under the ESPP, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, binding commitments, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) share options, restricted shares, share appreciation rights, phantom equity, profits interests, profit participation rights, other incentive equity or equity linked rights or awards, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”) or any outstanding contractual obligations giving any Person a right to subscribe for or acquire, any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, except pursuant to the Convertible Notes. There are no voting trusts or similar agreements to which the Company is a party with respect to the voting of the Company Securities.

(d) Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company. None of the Company Common Shares are certificated.

Section 4.06. Subsidiaries and Minority-Owned Entities. (a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for any failure to be so formed, existing and in good standing or any failure to have such powers as would not be material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Organizational Documents of each Significant Subsidiary and each Minority-Owned Entity as in effect as of the date hereof. No Subsidiary of the Company is in violation of its Organizational Documents in any respect, except as would not have a Company Material Adverse Effect.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth (i) (A) each of the Company’s Subsidiaries, (B) its jurisdiction of incorporation or organization, as applicable, and (C) (x) the ownership interest of the Company in each such Subsidiary and (y) the ownership interest of any other Person or Persons in each such Subsidiary; provided that in respect of each Subsidiary that is not a Significant Subsidiary, such ownership interests referenced in the foregoing clause (x) or (y), shall be in all material respects, and (ii) (A) each Minority-Owned Entity, (B) its jurisdiction of incorporation or organization, as applicable, and (C) the ownership interest of the Company in each such Minority-Owned Entity in all material respects.

(c) (i) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) all of the outstanding capital stock or other voting securities of, or ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens), except as set forth on Section 4.06(b) of the Company Disclosure Schedule. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, binding commitments, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted stock, stock appreciation rights, phantom equity, profits interests, profit participation rights, other incentive equity or equity linked rights or awards, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), together with all shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries and the Minority-Owned Entities, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person.

Section 4.07. SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2022 (collectively, together with any exhibits and schedules thereto and any amendments thereto, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will when so filed comply, as to form, in all material respects, with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed subsequent to the date hereof will not when filed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2022, (i) the principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company Reports, and (ii) the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities, (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, disclosed to the Company’s auditors and the audit committee of the Board of Directors any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. As of the date hereof, since the most recent evaluation of the Company’s chief executive officer and chief financial officer prior to the date hereof, neither the audit committee of the Board of Directors nor the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. Except as would not have a Company Material Adverse Effect, since January 1, 2022, no complaints, allegations, assertions or claims regarding deficiencies in the accounting, Internal Controls or auditing procedures, and no complaints from Company employees regarding accounting or auditing matters, have been received by the Company or, to the Knowledge of the Company, the Company’s independent auditors.

(e) As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review or SEC investigation.

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(g) Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (the “Company Reports”) included or incorporated by reference in the Company SEC Documents (including the related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since December 31, 2023 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any Effect that has had or would have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of clauses (a), (e), (f), (i) (j), (o), (p) or (q) of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities.

(a) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet (or notes thereto); (ii) liabilities not required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company; (iii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date (none of which arises from any breach of contract, tort, misappropriation or violation of Applicable Law); (iv) liabilities or obligations incurred in connection with the transactions contemplated hereby and (v) liabilities or obligations which would not have a Company Material Adverse Effect.

(b) As of the date hereof, other than any obligations under the Selected Purchase Agreements, there are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated under the 1933 Act that have not been so disclosed in the Company SEC Documents.

(c) Neither the Company nor any of its Subsidiaries owns or invests in, or has ever owned or invested in, any digital representation of value or rights which may be transferred and stored electronically, using distributed ledger or similar technology, including cryptocurrencies, security tokens or non-fungible tokens.

Section 4.12. Compliance with Laws; Permits. (a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws. Neither the Company nor any of its Subsidiaries nor any of their respective assets has been given written notice that it (x) is under investigation with respect to or (y) has been threatened to be charged with, nor has the Company or any of its Subsidiaries received notice in writing from any Governmental Authority of its intent to conduct an investigation of, any violation of any Applicable Law, except for such investigations or charges which would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities to carry on their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.

(c) The Company and each of its Subsidiaries, and their respective directors, officers, employees and, to the Knowledge of the Company, their consultants and agents (in each case, to the extent acting for or on behalf of the Company or any Subsidiary), are and for the past five (5) years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made or accepted any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries has adopted, maintained and adhered to compliance policies and procedures and a system of internal controls designed to ensure compliance with Anti-Corruption Laws.

(d) None of the Company or any of its Subsidiaries, and no director, officer, employee, or, to the Knowledge of the Company, agent thereof (in each case, to the extent acting for or on behalf of the Company or any Subsidiary): (i) is or has been a Sanctioned Person; or (ii) has engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(e) Since April 24, 2021, the Company and its Subsidiaries have: (i) complied with applicable Sanctions and Ex-Im Laws in all material respects; (ii) maintained in place and implemented controls and systems intended to comply with applicable Sanctions and Ex-Im Laws; (iii) not engaged in a transaction or dealing, direct or indirect, with or involving any country or territory that at the time of such transaction or dealing was a Sanctioned Country or any Person that at the time of such transaction or dealing was a Sanctioned Person, in each case in violation of applicable Sanctions or Ex-Im Laws in all material respects; and (iv) not been the subject of any enforcement proceedings by any Governmental Authority, or other legal proceedings, or to the Knowledge of the Company, any investigation by any Governmental Authority, regarding any actual or alleged violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions, and has not been notified of any such pending or threatened actions.

Section 4.13. Litigation. There is, and since January 1, 2022 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, (b) Order outstanding against the Company or any of its Subsidiaries, or (c) to the Knowledge of the Company, any notice of violation, order of forfeiture or complaint against the Company or any of its Subsidiaries by any Governmental Authority, in each case of clauses (a)-(c), except as would not have a Company Material Adverse Effect. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 4.14. Properties.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a description of the address of each real property that is owned in fee simple by the Company or its Subsidiaries (the “Owned Real Property”) as of the date of this Agreement and the applicable Company or Subsidiary that is the owner thereof. Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries have good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens.

(c) Section 4.14(c) of the Company Disclosure Schedule sets forth a description of the address of each material real property that is leased, subleased, licensed, used or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) as of the date of this Agreement. Except as would not have a Company Material Adverse Effect, the Company or its Subsidiary, as applicable, has a good and valid leasehold estate in and to the Leased Real Property pursuant to the applicable Lease, free and clear of all Liens other than Permitted Liens. (i) Each lease, sublease or license (together with all amendments, modifications, guarantees and other supplements thereto, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or otherwise occupies any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease, in each case, except as would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, (i) the Real Property and all buildings, structures, improvements and fixtures located on the Real Property are adequate for the purposes for which they are currently used, and (ii) there are no outstanding options, rights of first refusal or rights of first offer to purchase or lease the Owned Real Property.

(e) Except as would not have a Company Material Adverse Effect, no casualty event has occurred with respect to all or any portion of the Real Property that has not been fully remedied (including as required pursuant to any applicable Lease). Except as would not have a Company Material Adverse Effect, there is no pending, nor to the Company’s Knowledge, threatened, condemnation, eminent domain or similar Proceeding in respect of the Real Property.

Section 4.15. Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted (including the development, distribution, licensing, offering and sale of all products and services) does not and has not, since January 1, 2021, infringed, misappropriated or violated the Intellectual Property rights of any Person, and (ii) there is no claim (including a cease and desist letter, unsolicited offer to take a license, or challenge of the validity or enforceability of any Company-Owned Intellectual Property) or proceeding pending against, or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries alleging any of the foregoing.

(b) To the Knowledge of the Company: no Person is infringing, misappropriating or otherwise violating, or has, since January 1, 2021, infringed, misappropriated or violated, any Company-Owned Intellectual Property in any material respect, and, since January 1, 2021, neither the Company nor its Subsidiaries have sent any written notices to any Person alleging the same.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration for Company-Owned Intellectual Property (the “Registered Company Intellectual Property”), including for each such item: (i) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, (iii) the issuance, registration or application date and number of such item and (iv) with respect to domain names, the registrar. Section 4.15(c) of the Company Disclosure Schedule also sets forth a complete and accurate list of all material software programs comprising Company-Owned Intellectual Property (the “Material Company Software”). All material Registered Company Intellectual Property is subsisting, unexpired and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the material Company-Owned Intellectual Property, free and clear of any and all Liens (other than Permitted Liens). Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid and sufficient rights to use and exploit all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(d) Except as would not have a Company Material Adverse Effect, all Persons who invented, created or contributed to Intellectual Property for or on the behalf of the Company or its Subsidiaries have executed a valid and enforceable written agreement that presently assigned to the Company, or require such Person (or another Person) to assign to the Company, all of such Person’s rights, title and interest in and to such Intellectual Property that did not vest initially with the Company by operation of law.

(e) Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any licensor is in default under any license agreement to any material third-party software used by the Company or its Subsidiaries in the operation of their businesses as currently conducted. The Company and its Subsidiaries do not have any ongoing obligation to provide material compensation to any Person for the use of any material Company-Owned Intellectual Property. Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, there are no material settlements, covenants not to sue, consents, judgments, or other Orders or similar obligations, in each case binding on the Company or any of its Subsidiaries, that (i) restrict the rights of the Company or its Subsidiaries to use any Company-Owned Intellectual Property in any manner or require consent of a third party for such use or (ii) restrict the Company’s or its Subsidiaries’ operation of their business, in order to accommodate any third party’s Intellectual Property.

(f) No Material Company Software (i) is derived from, incorporated with, linked or otherwise interacts with any “copyleft” Open Source Software, and (ii) no Material Company Software that is licensed, distributed, conveyed or made available (including “software as a service”) by or on behalf of the Company or any of its Subsidiaries to other Persons (whether incorporated into a product or otherwise) contains, is derived from, incorporates, links to or otherwise interacts with any Open Source Software, in each case such that the Company or its Subsidiaries are required to disclose or distribute their proprietary source code, to license or provide their proprietary source code for the purpose of making derivative works, or to make available for redistribution to any Person their proprietary source code at no or minimal charge.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all material Company-Owned Intellectual Property the value of which to their respective businesses is contingent upon maintaining the confidentiality thereof. To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ material trade secrets, including any source code of Material Company Software, included in the Company-Owned Intellectual Property has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof or comparable professional obligations of confidentiality.

(h) Except as would not have a Company Material Adverse Effect, all source code of the Material Company Software is embodied in up-to-date documentation and is available in a reasonable format.

(i) (i) No Person (other than employees and independent contractors of the Company and its Subsidiaries for use solely in connection with performing services for the Company or its Subsidiaries and that are subject to written confidentiality obligations) has (x) to the Knowledge of the Company, possession of or (y) the current or contingent right to access or possess, in either case, any source code of any Material Company Software, other than pursuant to source code licenses granted by the Company or its Subsidiaries in the ordinary course of business, (ii) neither the Company nor any of its Subsidiaries is a party to any source code escrow agreement requiring that the Company deposit the source code of any Material Company Software, except where (x) such escrow agreements are entered into in the ordinary course of business with customers of the Company and its Subsidiaries and (y) in the event of a release of any such source code, the use of such source code is limited solely to such customer’s continued use of the Company’s or its Subsidiaries’ products, and (iii) except as would not have a material impact on the Company and its Subsidiaries, taken as a whole, the Material Company Software, at any time when made available for commercial distribution, was and is free from any error or malicious code that has had, or would reasonably be expected to have, an adverse effect on the operation or use of the Material Company Software.

Section 4.16. Data Privacy.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries comply and have since January 1, 2022 complied with all applicable (i) Data Privacy Laws, (ii) policies, notices, and statements issued or made by the Company or any of its Subsidiaries related to data privacy, data security or the Processing of Personal Information, and (iii) contractual commitments related to data privacy, data security, or the Processing of Personal Information (collectively, the “Privacy Requirements”).

(b) Except as would not have a Company Material Adverse Effect, the Company has implemented and complies with commercially reasonable procedures for conducting due diligence on all third-party vendors and service providers Processing Personal Information on behalf of the Company of any of its Subsidiaries before allowing them to access, receive or otherwise Process Personal Information on behalf of the Company or its Subsidiaries.

(c) Except as would not have a Company Material Adverse Effect, in relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Requirement, neither the Company nor any of its Subsidiaries, have since January 1, 2022, (i) notified or been required to notify any data subjects, Governmental Authorities, or other Persons, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or, to the Knowledge of the Company, been the subject of any investigation or enforcement action by, any data subjects, Governmental Authorities, or other Persons.

(d) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have since January 1, 2021, implemented, maintained, used, and complied with commercially reasonable technical, physical, and organizational measures, plans, and procedures, including a written information security program, which are designed to (x) protect Personal Information and confidential information against Security Incidents and (y) identify and address internal and external risks to the privacy and security of Personal Information and confidential information, and (ii) to the Knowledge of the Company, since January 1, 2021, the Company has not experienced any Security Incidents.

(e) Except as would not have a material impact on the Company and its Subsidiaries, (i) the Company and its Subsidiaries maintain insurance coverage containing policy terms and limits relating to Security Incidents, unauthorized Processing of Personal Information or violation of the Privacy Requirements, and (ii) since January 1, 2021, no claims have been made under such insurance policy(ies).

Section 4.17. Artificial Intelligence.

(a) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Company AI Product is prohibited, categorized as a high-risk AI system, or categorized as a general-purpose AI system in accordance with the provisions of the AI Act.

(b) Except as would not have a Company Material Adverse Effect, (i) there are no claims or Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries challenging the Company’s ethical use of AI Systems; (ii) to the Knowledge of the Company, there is no pending complaint, claim, proceeding, litigation or inquiry or investigation by a Governmental Authority alleging that Training Data used in the development, training, improvement or testing of any Company AI Product was biased, untrustworthy or manipulated in an unethical or unscientific way; and (iii) since January 1, 2022, there has been no written request for information or testimony from regulators or legislators concerning any Company AI Product or related AI Systems.

Section 4.18. Taxes. Except as would not have a Company Material Adverse Effect:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable.

(c) The Company and each of its Subsidiaries has timely withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor or other Person.

(d) The Company and each of its Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes and have received no request by a Taxing Authority to execute such a waiver or extension.

(e) There is no Proceeding now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(f) No deficiencies for Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company or any of its Subsidiaries.

(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign Tax law, or as transferee or successor, by contract or otherwise, (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than customary commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code or Section 361 of the Code in the five-year period ending on the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code or the Treasury Regulations promulgated thereunder).

(j) There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority in respect of any Tax matters with respect to the Company or any of its Subsidiaries which are still in effect as of the date hereof.

(k) None of the Company or any of its Subsidiaries will be required to make any payment after the Closing in respect of Section 965 of the Code.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding state, local or foreign Tax laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax laws) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction entered into prior to the Closing or (iv) as a result of any prepaid amount or deferred revenue accrued or received on or prior to the Closing Date.

(m) Neither the Company nor any of its Subsidiaries uses the cash method of accounting for Tax purposes.

Section 4.19. Employee Benefit Plans.

(a) Section 4.19(a) of the Company Disclosure Schedule lists all material Company Plans, indicating which such Company Plans are insured by a third party (provided that such indication may be updated by the Company after the date hereof and prior to the Closing), excluding offer letters that are terminable without advance notice or payment of severance, and that do not include any future contractual obligation by the Company or any Subsidiary thereof to issue any transaction, retention, equity or other special or non-ordinary course incentive award that has not yet been paid or granted. The Company has made available to Parent a true and complete copy, as applicable, of (i) each material Company Plan (including any amendments thereto) and written descriptions of all material terms of any material Company Plan that is not in writing, (ii) the most recent annual reports with accompanying schedules and attachments, (iii) the most recent summary plan description (and any summary of material modifications) of any such material Company Plan, (iv) the most recently received determination or opinion letter issued by the Internal Revenue Service and each currently pending application for a determination letter, (v) the most recently prepared annual reports, actuarial reports, financial statements and trustee reports in respect of any such material Company Plans, and (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor non-routine audits or investigations in respect of any such material Company Plans.

(b) Except as would not have a Company Material Adverse Effect, (i) each Company Plan has been established, operated and administered in compliance with its terms and Applicable Law, (ii) all payments, benefits, premiums, contributions or other amounts payable by the Company or any Subsidiary with respect to each Company Plan have been timely paid or accrued in accordance with GAAP, and (iii) each of the Company and its Subsidiaries has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Company Plan. Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service (the “IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, would, either alone or in conjunction with any other event (whether contingent or otherwise), (i) other than with respect to the treatment of Company Options, Company RSUs and any rights under the ESPP in accordance with Section 2.05, entitle any Company Service Provider to any compensation or benefit (including the forgiveness of any indebtedness), or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any such Company Service Provider whether under any Company Plan or otherwise, (ii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan, (iii) directly or indirectly cause or require the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) result in any Company Service Provider receiving any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(d) No Company Plan is and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has otherwise incurred any material obligation or liability with respect to (including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person), any plan that is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has otherwise incurred any material obligation or liability with respect to (including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person) (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer” plan as defined in Section 3(37) of ERISA; (iii) except as would not reasonably be expected to result in any material liability to the Company, a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) except as would not reasonably be expected to result in any material liability to the Company, a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). No material liability under Title IV of ERISA has been or, to the Company’s Knowledge, is reasonably expected to be, incurred by the Company or any of its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect, (i) no Proceeding (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened, by, on behalf of or against, any Company Plan or any fiduciary thereof or any trust or other funding arrangement related thereto, and (ii) with respect to each Company Plan, (x) the Company and its Subsidiaries have not breached, and, to the Knowledge of the Company, there are no breaches of, any fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of such Company Plan, (y) no lien has been imposed on the Company or any of its Subsidiaries under the Code, ERISA or any other Applicable Laws, and (z) neither the Company nor any of its Subsidiaries has made any application in respect of such Company Plan under the Employee Plans Compliance Resolution System, the Department of Labor Voluntary Fiduciary Correction Program or any other voluntary correction or amnesty program.

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, whether under a Company Plan or otherwise, provides or is obligated to provide in the future any retiree or post-employment medical, disability, life insurance or other welfare benefits to any Company Service Provider (other than health continuation coverage pursuant to Section 4980B of the Code or otherwise as required by Applicable Laws).

(g) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to receive, a gross-up, indemnification, reimbursement, make-whole, equalization or other similar payment to make an individual whole for any Taxes imposed on such individual under or by operation of Section 409A or Section 4999 of the Code.

(h) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and, without limiting the foregoing, neither the Company nor any of its Subsidiaries owes any amount under Sections 4980H, 6671 or 6672 of the Code. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. No material Company Plan is sponsored and maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(i) Except as would not have a Company Material Adverse Effect, each International Plan (i) has been maintained, funded and administered in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (iii) has obtained from the Governmental Authority having jurisdiction with respect to such International Plan any required determinations, if any, that such International Plan is in compliance in all material respects with the Applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan or to cause such International Plan to be eligible for favorable tax treatment, (iv) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or increase any liability with respect to such International Plan, and (v) such International Plan does not have any unfunded or underfunded liabilities not accurately accrued to the extent required under Applicable Laws and accounting standards and if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(j) The Company has made available to Parent a complete and correct list of all outstanding Company Options and Company RSUs, in each case as of the Capitalization Date, including (i) type of award, (ii) the number of shares subject to each Company Option or Company RSU as of the date hereof, (iii) the holder, (iv) the vesting schedule, (v) where applicable, the expiration date, (vi) any single-trigger accelerated vesting provisions, (vii) the Company Stock Plan under which the Company Option or Company RSU was issued and (viii) where applicable, the exercise price. Each Company Option and Company RSU: (i) was granted under a Company Stock Plan and was properly approved by the Company’s Board of Directors, the compensation committee thereof or a permitted designee in compliance with all Applicable Laws, including the applicable requirements of NASDAQ, and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued and (ii) that is a Company Option has an exercise price per share equal to or greater than the fair market value of a share on the date of such grant. Accurate and complete copies of the Company’s form agreements evidencing Company Options and Company RSUs and each agreement evidencing a Company Option or Company RSU that materially deviates from the form agreements have been made available to Parent.

Section 4.20. Employee and Labor Matters.

(a) The Company has provided a materially true and correct list of all employees employed by the Company and any of its Subsidiaries as of the date thereof, by: employee identification number; position level; principal work location (including state or province (if applicable) and country); whether paid on an hourly, salary or other basis; the current amount of such salary, hourly or other base wage rate, as applicable, in U.S. Dollars; the current amount of commissions, incentive pay or other variable compensation, in U.S. Dollars; and total compensation, in U.S. Dollars.

(b) Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any collective bargaining agreement, works council agreement or other contract with any Union (each a “CBA”), nor is any CBA being negotiated. In the United States, the Company and its Subsidiaries have not been a party to, bound by or subject to any CBAs. Except with respect to the CBAs set forth on Section 4.20(b) of the Company Disclosure Schedule, no Company Service Providers are, or since January 1, 2022 have been, represented by any Union with respect to their employment with the Company or any of its Subsidiaries, and, since January 1, 2022, no Unions have made a demand to be recognized or certified as the bargaining unit representative of any Company Service Providers with respect to their employment with the Company or any of its Subsidiaries. Since January 1, 2022, to the Knowledge of the Company, (i) there have been no material labor organizing activities pending or, to the Knowledge of the Company, threatened with respect to any Company Service Providers and (ii) there have been no material unfair labor practice charges, labor grievances, employment-related Proceedings, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company or its Subsidiaries.

(c) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including without limitation all Applicable Laws respecting compensation, employee benefits, terms and conditions of employment of current, former, and prospective employees, the promotion, assignment, and termination of employees, hours of work, wages, the classification of employees as exempt or non-exempt from minimum wage and overtime pay requirements, leave rights, sick time, hiring, discrimination, harassment, retaliation, equal employment opportunity, disability rights or benefits, whistleblowing, fair labor standards, workers’ compensation, plant closures and layoffs, collective bargaining, labor relations, the proper classification of individuals or sole proprietors (including those providing services through an entity wholly owned and operated by them) as nonemployee contractors or consultants, background and credit checks, occupational safety and health, employee data privacy and protection, the provision of meal and rest breaks, pay for all working time, immigration, collection and payment of withholding Taxes and similar Taxes, unemployment insurance, or any other labor and employment-related matters (collectively, the “Employment Laws”).

(d) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have implemented or publicly announced any “plant closings” or “mass layoffs,” as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended or similar Applicable Laws (collectively, the “WARN Act”), or other reduction in force or furlough affecting Company Service Providers since January 1, 2022, nor is notice of any reasonably expected WARN Act event past due.

(e) Since January 1, 2022, (i) to the Knowledge of the Company, the Company and all of its Subsidiaries have investigated all material allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations, (ii) no such material allegation of sexual harassment or discriminatory harassment would reasonably be expected to result in any material loss to the Company or any of its Subsidiaries, and (iii) no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or any of its Subsidiaries into material disrepute.

Section 4.21. Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) there is no written notice, demand, claim, request for information, order, complaint or penalty arising out of any Environmental Law that has been received by the Company or any of its Subsidiaries and is currently pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and there is no judicial, administrative or other Proceeding pending or, to the Company’s Knowledge, threatened that alleges a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;

(b) the Company and each of its Subsidiaries hold, and since January 1, 2022 have held, all Permits required pursuant to applicable Environmental Laws and are in compliance, and since January 1, 2022, have been in compliance, with the terms of all such Permits;

(c) the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Environmental Laws; and

(d) neither the Company nor any of its Subsidiaries has released, disposed of, or arranged for the disposal of any Hazardous Materials at any property owned, leased or operated by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other location, in any such case in a quantity or condition that requires investigation, remediation or monitoring pursuant to applicable Environmental Law.

Section 4.22. Material Contracts. (a) Section 4.22(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.22(a) (other than a Company Plan, purchase order, any insurance policies or binders and contracts (including amendments and modifications thereto) filed as exhibits to the Company SEC Documents) to which the Company or any of its Subsidiaries is a party as of the date hereof (each contract of a type described in this Section 4.22(a), together with any contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act, a “Material Contract”):

(i) any contract with (A) any of the top ten customers based on aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty (a “Top Customer”), (B) the top ten vendors of the Company and its Subsidiaries based on aggregate spend (a “Top Supplier”) and (C) the top ten Altair Partner Alliance partners based on royalties paid to such partners, in each case, during the twelve months for the period ending December 31, 2023;

(ii) any contract that is not a lease for real property and that both (A) requires the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in an amount having an expected value in excess of $5,000,000 and (B) cannot be canceled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(iii) any contract relating to the acquisition or disposition of, or investment in, any securities or businesses (whether by merger, purchase of securities, purchase of assets or otherwise) (A) entered into since January 1, 2022 or (B) that contains any outstanding non-competition, earn-out or other deferred or contingent payment obligations of the Company or any of its Subsidiaries;

(iv) any contract pursuant to which the Company or any of its Subsidiaries (A) grants a license to any material Intellectual Property (other than non-exclusive licenses or sublicenses granted by the Company or its Subsidiaries to customers, vendors and services providers in the ordinary course of business), or (B) is granted a license to any material Intellectual Property (other than (x) licenses for commercially available off-the-shelf software or (y) Open Source Software licensed on standard terms);

(v) any contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $5,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(vi) any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(vii) any contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) to compete in any line of business or geographic region, or with any Person, (B) grants “most favored nation” status or contains “exclusivity,” requirements obligations or similar provisions that, following the Merger, would purport to apply to Parent or any of its Affiliates, including the Company and its Subsidiaries, (C) prohibits or limits the right of the Company or any of its Subsidiaries to develop, make, sell or distribute any products or services, or otherwise compete with any Third Party, or (D) grants any right of first refusal or right of first offer or similar right;

(viii) any CBA;

(ix) any partnership, joint venture, strategic alliance or other similar contract that is material to the Company and its Subsidiaries, taken as a whole;

(x) any contract relating to (A) outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries, (B) any guaranty, surety or similar instrument by the Company or any of its Subsidiaries of any such indebtedness of any other Person described in clause (A), in each case of clauses (A) and (B), in excess of $5,000,000 (including any related security or pledge agreements) or (C) hedging, derivatives, swaps or similar arrangements, other than in the case of clauses (A) and (B), contracts among the Company and its wholly owned Subsidiaries;

(xi) any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) involving payment by the Company or any of its Subsidiaries after the date hereof in excess of $5,000,000 or that imposes material ongoing obligations after the date hereof on the Company and its Subsidiaries, taken as a whole;

(xii) any Government Contract, other than any contract (A) entered into by any Governmental Authority in its capacity as a customer or (B) under which a Third Party serves as a prime contractor or sub-contractor (at any tier), in each case in the ordinary course of business;

(xiii) any contract pursuant to which the Company or any of its Subsidiaries has material indemnification obligations to any Person, except for any commercial contract entered into in the ordinary course of business the primary purpose of which is not indemnification;

(xiv) any contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent (5%) or more of the outstanding Company Common Shares or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company and its Subsidiaries), on the other hand (other than any indemnity under the Organizational Documents of the Company and its Subsidiaries);

(xv) any contract, other than the Convertible Notes Indenture, containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $3,000,000; and

(xvi) any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xv).

(b) The Company has made available to Parent an accurate and complete copy of each Material Contract as in effect as of the date hereof. Except for breaches, violations or defaults which would not have a Company Material Adverse Effect as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under, such Material Contract, and, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(c) As of the date hereof, except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company or its Subsidiaries has received written notice, or, to the Knowledge of the Company, verbal notice from any Top Customers or Top Suppliers: (i) that it will terminate, cancel, materially limit or materially and adversely modify any of its existing business with the Company or any its Subsidiaries (other than due to the expiration of an existing contractual arrangement or quarterly or annual contract negotiations in the ordinary course of business); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

Section 4.23. Government Contracts. During the last six (6) years, except as would not have a Company Material Adverse Effect: (a) neither the Company nor its Subsidiaries have been in breach of or default under any Government Contract, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default; (b) all representations and certifications applicable to such Government

Contracts and associated bids or proposals were accurate in all material respects when made and have been updated only when, and solely to the extent, required; (c) the Company is not required to make or maintain any material cost accounting or any pricing disclosure or guarantee, or to maintain any accounting or property system, or performance or surety bond under any Government Contract; (d) neither the Company nor its Subsidiaries hold any facility security clearances as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and neither the Company nor its Subsidiaries need a facility security clearance nor do they require their employees to hold personal security clearance(s) to perform any Government Contract; (e) neither the Company nor its Subsidiaries have claimed “small business” status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a material Government Contract; (f) no Government Contract has been awarded to the Company because of “small business” status or other preferred bidder status; (g) neither the Company nor its Subsidiaries, nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101), has been suspended, debarred or otherwise excluded from contracting with a Governmental Authority or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (h) neither the Company nor its Subsidiaries has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment or violation of law arising under or relating to any Government Contract and (i) neither the Company nor its Subsidiaries has received nor been provided written (nor to the Knowledge of the Company any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Authority with respect to a Government Contract.

Section 4.24. Insurance. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance relating to the business, assets, properties and operations of the Company and its Subsidiaries in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sublimits of such policies have not been exhausted or diminished, (iii) there is no existing default under or event which, with the giving of notice or the lapse of time or both, would constitute a breach or default under, or permit the termination of such insurance policy, (iv) the Company has not received any notice of cancellation or termination with respect to any such insurance policies, other than notices in connection with ordinary course renewals and (v) all premiums due under such insurance policies have been paid.

Section 4.25. Finders’ Fees. Except for Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. A good faith estimate of all such fees and commissions paid or payable to Citigroup Global Markets Inc. or J.P. Morgan Securities LLC in connection with the transactions contemplated by this Agreement, as well as a good faith estimate of the maximum amount of expenses payable thereto, is set forth on Section 4.25 of the Company Disclosure Schedule.

Section 4.26. Opinion of Financial Advisor. The Board of Directors has received the opinions of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, financial advisors to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Company Common Shares (other than Parent and its Affiliates) is fair, from a financial point of view, to such holders.

Section 4.27. Antitakeover Statutes. The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 4.28. Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.29. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits required to own, lease and operate its properties and assets and to carry on its business as now conducted, except which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no vote of the stockholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing, notice or notification by Parent or Merger Sub with, or any consent, clearance, registration, approval, permit, waiver or authorization from, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, including filing and receipt of the Required Regulatory Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) the ITAR 60-Day Notice, and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default (with or without the passage of time) under, or cause or permit the termination or cancellation of, the loss of any benefit or right under, or the creation or acceleration of any obligations under, any agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendment or supplement thereto is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company, or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06. Compliance with Laws. Parent and each of its Subsidiaries are in compliance with all Applicable Laws, except for such failure to comply or violation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07. Litigation. As of the date hereof, there is no (a) Proceeding pending against, or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, (b) Order outstanding against Parent or any of its Subsidiaries, or (c) to the Knowledge of Parent, any notice of violation, order of forfeiture or complaint against Parent or any of its Subsidiaries by any Governmental Authority, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08. Finders’ Fees. Except for Goldman Sachs Bank Europe SE, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.09. Sufficient Funds. Parent has, and will have at all times prior to the time the Closing is required to occur pursuant to Section 2.01(b), sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Merger Consideration and any other amounts to be paid by it hereunder (including the aggregate amounts payable pursuant to the terms of the Convertible Notes Indenture to holders of the Convertible Notes, including any make-whole payment with respect thereto). Parent acknowledges and agrees that the availability of funds will not be a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 5.10. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and all related fees and expenses, any repayment or refinancing of indebtedness contemplated in this Agreement (including the outstanding principal and interest under the Credit Agreement required to be repaid in connection with or as a result of the Merger)), the Surviving Corporation on a consolidated basis will be Solvent as of immediately following the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement, including the Merger. For purposes of this Agreement, “Solvent” when used with respect to any Person means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.

Section 5.11. Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, or has been within the past three years, (x) an “associate” of the Company or (y) an “interested stockholder” of the Company. For purposes of this Section 5.11, the terms “associate” and “interested stockholder” shall have the respective meanings ascribed to such terms in Section 203 of the DGCL.

Section 5.12. Management Agreements. Other than this Agreement and as set forth on Section 5.12 of the Parent Disclosure Schedule, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.13. Support Agreement. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Support Agreement executed by the Guarantor. The Support Agreement is in full force and effect and is a duly authorized, valid and binding obligation of the Guarantor, and enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Exceptions), and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Support Agreement.

Section 5.14. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company and its Subsidiaries make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to conduct its business in accordance with Applicable Law, (ii) use reasonable best efforts to conduct its business in the ordinary course of business (provided that, in the case of the foregoing clause (ii), no action with respect to the matters specifically addressed by, and in compliance with, any subclause of the following clause (iii) shall constitute a breach of clause (ii) unless any such action would constitute a breach of the following clause (iii)) and (iii) not:

(a) adopt, effect or propose any amendment, modification or change to (i) the Company’s Organizational Documents or (ii) in a manner that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated hereby or in a manner adverse to Parent, its Subsidiaries’ Organizational Documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its Subsidiaries to the Company or another Subsidiary, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities, except as required by the terms of any Company Plan or pursuant to the terms of the Convertible Notes Indenture or (iv) enter into any agreement with respect to the voting of any Company Securities or Company Subsidiary Securities;

(c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Company Options or Company RSUs in the ordinary course of business pursuant to the Company Stock Plans and in accordance with Section 6.01(m) of the Company Disclosure Schedule, (B) any Company Common Shares upon the exercise or settlement of Company Options or Company RSUs in accordance with the terms of those Company Options or Company RSUs, as applicable, outstanding on the date hereof or issued (or modified) after the date hereof in accordance with this Section 6.01, (C) subject to Section 2.05(c), the issuance of Company Common Shares upon the exercise of the rights under the Company ESPP, (D) issuances of Company Common Shares pursuant to conversion of any Convertible Notes in accordance with the terms of the Convertible Notes Indenture, (E) issuances (including any accelerated issuances in connection with the transactions contemplated hereby) of Company Common Shares pursuant to the terms of the Selected Purchase Agreements and (F) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company;

(d) acquire (by merger, consolidation, acquisition of shares or assets, license or otherwise), directly or indirectly, any assets, securities, properties or businesses, other than (i) pursuant to existing Material Contracts set forth in Section 4.22(a) of the Company Disclosure Schedule; (ii) purchases in the ordinary course of business or (iii) such acquisitions that, together with any investments or capital contributions pursuant to Section 6.01(h)(iii), do not exceed $20 million individually or $100 million in the aggregate; provided that, in each case of this clause (iii) (A) the definitive documentation relating to such acquisition has been provided to Parent in substantially final form prior to the execution thereof and Parent has been given a reasonable opportunity to review and comment on such documentation, (B) any such acquisition is in compliance with the Company’s obligations in the penultimate sentence of Section 8.01(c), and (C) any such acquisition does not provide for or require (x) the payment or delivery of any non-cash consideration, (y) any earnout or other contingent consideration (other than customary cash-only escrows and holdbacks) or (z) any restrictive covenant (excluding customary confidentiality obligations) that would be binding on the Company, its Subsidiaries, Parent or any of their respective Affiliates (any transaction described and effected in compliance with this clause (iii), an “Approved Investment”);

(e) enter into any new material line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f) (i) sell, lease, license, sub-license or otherwise transfer or dispose of (by merger, consolidation, acquisition of shares or assets or otherwise) any assets, securities, properties or businesses, other than (A) pursuant to existing Material Contracts set forth in Section 4.22(a) of the Company Disclosure Schedule, (B) the sale of inventory of the Company’s “Toggled” business or obsolete or immaterial assets, in each case, in the ordinary course of business, (C) transfers among the Company and its Subsidiaries or (D) with respect to Intellectual Property, non-exclusive licenses or sublicenses granted in the ordinary course of business, or (ii) encumber or subject to any Lien (other than any Permitted Lien) any material asset (including any material Company-Owned Intellectual Property) of the Company or its Subsidiaries (other than pursuant to a Material Contract);

(g) abandon, allow the expiration of or voluntarily permit to lapse any material Company-Owned Intellectual Property or knowingly or recklessly disclose to any third party any material confidential information (including any source code of any Material Company Software) forming part of the Company-Owned Intellectual Property, other than in the ordinary course;

(h) make any loans, advances or capital contributions to, or investments, including any guarantees of the obligations of any Person, in any other Person, other than (i) loans or advances among the Company and any of its Subsidiaries and capital contributions to or investments in its Subsidiaries, (ii) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business or (iii) such capital contributions or investments that, together with any acquisitions pursuant to Section 6.01(d)(iii), do not exceed $20 million individually or $100 million in the aggregate and, in each case, that would otherwise constitute and satisfy the conditions of an Approved Investment;

(i) (i) incur, extend the maturity of or amend the terms of any indebtedness for borrowed money (or guarantees thereof), other than (A) borrowings under the Company’s existing credit agreements not to exceed $20,000,000 in the aggregate (which aggregate amount shall automatically refresh on the date that is one year from the date hereof), (B) extensions of the Company’s existing credit agreement on substantially similar terms as in existence on the date hereof or (C) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, or (ii) amend the terms of the Convertible Notes Indenture or take any action with respect to the Convertible Notes not permitted by the terms thereof;

(j) other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.09, settle, release, waive, discharge, forgive or compromise any pending or threatened Proceedings if such settlement, release, waiver, discharge, forgiveness or compromise would require a payment by the Company in excess of $1,000,000 in any individual case or $5,000,000 in the aggregate (in each case net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by their terms as in effect as the date hereof, copies of which have been provided to Parent, or (ii) claims reserved against in the consolidated financial statements of the Company and its Subsidiaries as of June 30, 2024 (for amounts not materially in excess of such reserves); provided that, in the case of each of clause (i) and (ii), the payment, discharge, settlement or satisfaction of such Proceeding does not include any equitable relief or any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such settlement) to be performed or abstained from, or the admission of wrongdoing or involve criminal liability, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(k) except in the ordinary course of business, (i) amend or modify in any material respect, waive any material rights under, terminate (other than any expiration in accordance with the terms of an existing Material Contract, a copy of which has been provided to Parent) or release, settle or compromise any material claim, liability or obligation under any Material Contract (except for any amendment or modification of any of the Selected Purchase Agreements in connection with the transactions contemplated by this Agreement in accordance with Section 6.07) or (ii) enter into any contract which, if entered into prior to the date of this Agreement, would have been a Material Contract as described in Section 4.22(a)(vii) or (ix);

(l) recognize any Union as the representative of any Company Service Providers or enter into or negotiate any CBA;

(m) except as contemplated by this Agreement, as set forth on Section 6.01(m) of the Company Disclosure Schedule, or as required under the terms of any Company Plan as in effect on the date hereof (or to the extent modified in accordance with the limitations set forth in this Section 6.01(m), (i) grant or increase any form of compensation or benefits payable by the Company or any Subsidiary thereof, (ii) accelerate the vesting, funding or payment of any compensation or benefits under any Company Plan or take any action to otherwise secure the funding or payment of any such compensation or benefits, (iii) enter into any change in control, retention or transaction-related incentive agreement or arrangements with, grant any equity or equity-linked awards or amend or modify the terms of any outstanding incentive equity or equity-linked awards (including any Company Option or Company RSU) or any other material new or enhanced bonus, commission or incentive compensation to, any Company Service Provider, (iv)

establish, adopt, terminate or amend in any material respect any Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date of this Agreement), (v) forgive or issue any loans to any Company Service Provider, or (vi) terminate, promote or hire any Company Service Provider (other than routine hirings, promotions and terminations of employees whose total annual target cash compensation does not exceed $400,000 (“Excepted Employees”), in each case, undertaken in the ordinary course of business consistent with past practice, or any termination of a Company Service Provider for “cause”;

(n) (i) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger), including any resolutions providing for any of the foregoing or (ii) merge or consolidate with any other Person, except, in each case, for any transactions among Subsidiaries of the Company;

(o) change the Company’s fiscal year or methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(p) make, change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, settle or compromise any material Tax claim, audit or assessment, amend any Tax Return with respect to any material Tax, enter into any closing agreement relating to any material Tax, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (excluding any automatically granted extensions of time within which to file a Tax Return);

(q) adopt or otherwise implement any shareholders’ rights plan, “poison pill” or other comparable agreement (unless Parent and its Affiliates are included as a “grandfathered” party or similarly excluded from, and are otherwise not in any way adversely affected by, the effect thereof); or

(r) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholders Meeting. The Company shall (a) as soon as reasonably practicable following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares for purposes of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), (b) initiate a rolling “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a) and in any event no later than forty-five (45) days following the date thereof, convene and hold the Company Stockholders Meeting in accordance with the DGCL and applicable requirements of the NASDAQ; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the consent of Parent or (ii) with prior notice to Parent (provided that, with respect to the following clauses (B) and (C), such adjournment or postponement shall not be made more than two (2) Business Days prior to the date on which the Company Stockholders Meeting is scheduled to occur (the “Original Date”)), to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (C) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (D) otherwise where required to comply with Applicable Law (including fiduciary duties), in each case of clauses (A)-(C), so long as the date of the Company Stockholders Meeting is not postponed, recessed or adjourned more than ten (10) Business Days in connection with any one postponement, recess or adjournment or, solely with respect to the foregoing clauses (B) and (C), more than an aggregate of thirty (30) days from the Original Date, in each case without the prior written consent of Parent. Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (1) include the Company Recommendation in the Proxy Statement, (2) use its reasonable best efforts to obtain the Company Stockholder Approval, (3) otherwise comply in all material respects with all legal requirements applicable to such meeting and (4) continue to make the Company Recommendation. Once the Company has established a record date for the Company Stockholders Meeting, the Company will not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless otherwise required by the Applicable Law. The Company agrees that, unless this Agreement is terminated in accordance with its terms, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.02 shall not be affected in connection with (i) the making of an Adverse Recommendation Change or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal. The Company agrees to use commercially reasonable efforts to provide Parent with periodic updates concerning proxy solicitation results as reasonably requested by Parent.

Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, personnel, facilities, properties, assets, books and records of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its reasonable investigation of the Company and its Subsidiaries; provided that the Company may designate any competitively sensitive material as “Highly Confidential Information” pursuant to the Clean Team Agreement. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access to, or to disclose any, (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and Data Privacy Laws) or confidentiality agreement or other binding agreement entered into prior to the date of this Agreement (B) (x) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (y) any information relating to the negotiation of this Agreement, the valuation of the Merger or any financial or strategic alternatives thereto, or relating to any Acquisition Proposal or Superior Proposal, or (C) information protected by attorney-client privilege (for all purposes in this Agreement, as such privilege is conceptualized under Applicable Law in the United States) to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A), (B) and (C), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter use reasonable best efforts to allow for such access or disclosure in a manner that would not violate clause (A) or (B).

(b) All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of July, 22 2024, between the Company and the Guarantor (the “NDA”) and, as applicable, the Clean Team Agreement dated as of October 10, 2024, between the Company and the Guarantor (the “Clean Team Agreement,” and collectively with the NDA, the “Confidentiality Agreements”). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.

Section 6.04. No-Shop; Other Offers.

(a) No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries not to and shall use reasonable best efforts to cause its and their respective directors, officers and employees, and shall direct its and their other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) solicit, initiate, facilitate, engage, enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records, or to any personnel, of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal or any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal by such Third Party, (iii) (A) fail to make, withdraw, withhold, qualify or modify or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02 or (B) authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to authorize, adopt, approve, recommend or otherwise declare advisable, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (C) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten (10) Business Days after Parent so requests in writing or (D) take any public position in connection with any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the 1934 Act in which the Board of Directors or the Company indicates that the Board of Directors has not changed the Company Recommendation (any of the foregoing in clauses (A) to (D), an

“Adverse Recommendation Change”), (iv) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal or (v) otherwise resolve or agree to do any of the foregoing; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, in each case, solely to the extent the Board of Directors determines, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(b) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the other provisions of this Section 6.04 (except for Section 6.04(a)), at any time prior to receipt of the Company Stockholder Approval:

(i) in response to an Acquisition Proposal from a Third Party that did not result from a breach of Section 6.04(a), if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (A) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) failure to engage in negotiations or discussions with such Third Party would be inconsistent with its fiduciary duties under Applicable Law, then the Company may (1) directly or indirectly through its Representatives, engage in negotiations or discussions with any Third Party and its Representatives and (2) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, (x) to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access, in each case, which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent prior to or substantially concurrently with it being shared with such Third Party and (y) any competitively sensitive information or data provided to any such Third Party in accordance with this Section 6.04 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; and

(ii) subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to an Acquisition Proposal from a Third Party that did not result from a breach of Section 6.04(a) that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, make an Adverse Recommendation Change and/or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event, make an Adverse Recommendation Change of the type described in clause (A) of the definition thereof, if and only if, in each case, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Board of Directors (nor any committee thereof) may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying the terms of such offer or informing such Third Party of the restrictions imposed by this Section 6.04.

(c) Required Notices. From and after the date hereof until the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall notify Parent promptly (and in any event within 24 hours) of (A) the receipt by the Company of any Acquisition Proposal, any material amendment or modification to the material terms of any Acquisition Proposal, and such notice shall include the identity of the Person making the Acquisition Proposal and unredacted copies of all portions of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), in each case that contain material terms and conditions thereof, and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof and (B) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status of material discussions or negotiations and material terms and conditions of any Acquisition Proposal and any material developments related thereto, including promptly (but in no event later than 24 hours after receipt) providing Parent unredacted copies of all material portions of any correspondence and written materials (including any amendments or modifications thereto) that describe such material terms and conditions and summaries of all material oral communications between the Company or any of its Subsidiaries or any of their respective Representatives, on the one hand, and the potential counterparty and any of its Representatives, on the other hand, in connection therewith.

(d) Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal, the terms thereof and attaching a copy of all proposed agreements for such Superior Proposal (including a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any) and other documents and information contemplated by Section 6.04(c) for the Superior Proposal, if applicable (which notice shall not constitute an Adverse Recommendation Change) or (B) in the case of an Intervening Event, a reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received, the Company shall have and shall have caused its directors, officers and employees and shall have directed all of its other Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that any such revisions have not obviated the need to effect the Adverse Recommendation Change, or that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms (for the avoidance of doubt, any substantive change in the terms relating to conditionality, termination and termination fees, regulatory efforts or financing shall be deemed a material change) of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

(e) Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, the Company shall, and shall cause any of its Subsidiaries and its and their respective directors, officers and employees, and shall direct its other Representatives, to cease immediately and cause to be terminated (i) any and all existing activities, discussions, negotiations or solicitations of Acquisition Proposals, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) within three (3) Business Days after the date hereof, the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives. If at any time the Company provides any non-public information to a Third Party in compliance with Section 6.04(b) and the Board of Directors subsequently determines that the Acquisition Proposal made by such Third Party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall, promptly following receipt of the Company Stockholder Approval, terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party promptly return to the Company or destroy all nonpublic information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives.

(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger, in each case, taking into consideration (i) all relevant factors (including the identity of the counterparty and financial, legal, regulatory and timing factors), (ii) the expected timing, conditionality and likelihood of consummation of such Acquisition Proposal in accordance with its terms, and, (iii) if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.

(g) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means an event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not known or reasonably foreseeable to the Board of Directors as of the date of this Agreement but became known or reasonably foreseeable to the Board of Directors after the date of this Agreement but prior to the receipt of the Company Stockholder Approval, and, in each case, does not relate to an Acquisition Proposal; provided that in no event shall any of the following constitute or be deemed an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or the consequences thereof, (B) any change in the price or trading value of the Company Common Shares or other securities of the Company (it being understood that the underlying cause of any of such change may be considered and taken into account), (C) the fact, in and of itself, that the Company exceeds earnings projections or predictions or results of operations made by the Company or securities or financial analysts or any resulting analyst upgrades of the Company Securities (it being understood that the underlying cause of any such events may be considered and taken into account) and (D) any Effect to the extent resulting from any breach of this Agreement by the Company.

(h) Any breach of this Section 6.04 by any director or officer of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Shares from the NASDAQ and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06. Payoff Letters. The Company shall use commercially reasonable efforts to obtain and provide to Parent, at least two (2) Business Days prior to the Closing Date, a customary payoff letter executed by the administrative agent or other applicable party under the Credit Agreement, in form and substance reasonably acceptable to Parent, setting forth all amounts necessary to be paid as of the Closing Date in order to repay in full all the obligations thereunder (including all principal, interest, fees, prepayment premiums and penalties, if any) and providing for the guarantees and Liens in respect of the Credit Agreement to be released, together with any necessary UCC authorizations or other releases as are required or as Parent may reasonably request to evidence the satisfaction and discharge in full of such obligations, and the release of all Liens with respect thereto.

Section 6.07. Selected Purchase Agreements. The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to amend each of the Selected Purchase Agreements, in form and substance reasonably satisfactory to Parent, to provide, in accordance with the terms of such Selected Purchase Agreement, that any consideration payable thereunder at or after the Effective Time in Company Class A Common Shares shall be paid in cash only, in an amount equal to the Merger Consideration multiplied by the number of Company Class A Common Shares then issuable to the applicable counterparty pursuant to such Selected Purchase Agreement, to the extent and at the time payable under such Selected Purchase Agreement.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Affiliates not to, from the date of this Agreement to the Effective Time, take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.

Section 7.02. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, Parent shall cause (including by providing sufficient funds to) the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in any such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other Applicable Law, in all cases, to the extent provided under the Company’s certificate of incorporation and bylaws or other Organizational Documents of the Company or any of its Subsidiaries or any written agreement with such Indemnified Persons, in each case, as in effect on the date hereof and made available to Parent. If any Indemnified Person is made party to any Proceeding arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation, bylaws or other Organizational Documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers and agents, and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement (the form of which is made available to Parent) with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the noncancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies (that are made available to Parent) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated by this Agreement, including the Merger). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof (that are made available to Parent), or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof (that are made available to Parent).

Notwithstanding the foregoing sentences of this paragraph, in no event shall Parent or the Surviving Corporation be required to (and the Company shall not be permitted to, without Parent’s consent) expend for such policies pursuant to this paragraph an aggregate amount in excess of 350% of the premium amount per annum for the Company’s director and officer liability insurance policies in effect as of the date of this Agreement; and provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f) The rights of each Indemnified Person under this Section 7.03 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any written agreement of any Indemnified Person with the Company or any of its Subsidiaries (the form of which has been made available to Parent). These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Employee Matters.

(a) For a period commencing at the Effective Time and ending on the date that is 12 months thereafter (or such earlier date that any Continuing Employee terminates employment), Parent shall cause each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time whose employment continues with Parent or one of its Affiliates following the Effective Time (each, a “Continuing Employee”) to receive (i) an annual rate of salary or hourly wage rate, as applicable, that is no less favorable than the annual rate of salary or hourly wage rate, as applicable, provided to such Continuing Employee as of immediately prior to the Effective Time (disregarding any increases in such benefits in violation of Section 6.01(m) hereof), (ii) target cash incentive opportunities that are no less favorable in the aggregate than the target cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Effective Time, (iii) severance payments and benefits no less favorable than (x) with respect to U.S.-based Continuing Employees, those described in Section 7.04(a) of the Company Disclosure Schedule (for clarity, Parent may at its option provide severance in accordance with the severance policy applicable to its similarly situated U.S.- based employees to the extent that such severance payments and benefits are no less favorable in the aggregate than those described in Section 7.04(a) of the Company Disclosure Schedule) and (y) with respect to non-U.S.-based Continuing Employees covered by a local severance policy or statutory or regulatory severance or termination benefits, the greater of (1) those payable pursuant to the applicable severance policy disclosed on Section 4.19(a) of the Company Disclosure Schedule and (2) statutory severance or as otherwise required by Applicable Law and (iv) health, welfare and retirement benefits that are substantially comparable in the aggregate to health, welfare and retirement benefits provided, as determined by Parent in its sole discretion, either (x) to such Continuing Employee as of immediately prior to the Effective Time (disregarding any increases in such benefits in violation of Section 6.01(m) hereof) or (y) to similarly situated employees of Parent (including paid time off, but excluding any defined benefit pension, retiree medical or life insurance benefits, equity and equity-based incentives, retention, change in control or similar plans, policies or agreements).

(b) To the extent the short-term incentive bonuses for the performance period in which the Effective Time occurs (or the immediately preceding performance period) remain unpaid as of Closing (whether Closing occurs in such performance period in which the Effective Time occurs or thereafter), Parent shall pay or cause one of its Affiliates to pay bonuses provided for under the Company’s short-term performance bonus programs as set forth on Section 7.04(b) of the Company Disclosure Schedule for the performance period in which the Effective Time occurs (or if applicable, the immediately preceding performance period) to each Continuing Employee, with the amount being determined based on actual performance either (A) if the Closing occurs on or before December 31, 2025, through the last day of the applicable performance period (but in no event later than December 31, 2025) or (B) if the Closing occurs after December 31, 2025, through the earlier of (x) the last day of the applicable performance period or (y) the last day of the Surviving Corporation’s fiscal year, as such fiscal year may be modified following the Closing, and further subject to and conditioned upon such Continuing Employee satisfying any continued employment and other requirements applicable to such short-term performance bonus program (the “Short-Term Incentives”); provided, that, in the event of an involuntary termination of employment of a Continuing Employee without “cause” by the Surviving Corporation and its Subsidiaries (as applicable) following the Effective Time (as determined by the Surviving Corporation) and prior to the Short-Term Incentives Payment Date (as defined below), the Continuing Employee shall, subject to such Continuing Employee’s timely execution of a release of claims in a form prescribed by the Surviving Corporation, be entitled to receive the Short-Term Incentives in accordance with this Section 7.04(b) as if such Continuing Employee had remained employed through the Short-Term Incentives Payment Date, pro-rated to reflect such Continuing Employee’s actual tenure during the applicable performance period. The Short-Term Incentives shall be paid by Parent or an Affiliate of Parent (including the Guarantor or the Surviving Corporation) at the time or times that the Short-Term Incentives would normally be paid by the Company, but in all events within sixty (60) days following the end of the applicable period relating to the Short-Term Incentives in accordance with all terms and conditions applicable to such Short-Term Incentives (the “Short-Term Incentives Payment Date”).

(c) Parent shall cause the Surviving Corporation and any of its respective Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan maintained by Parent and its Affiliates in which such Continuing Employees become eligible to participate as of or after the Effective Time (the “Parent Plans”), to the extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Company Plan prior to the Effective Time, and (ii) credit each Continuing Employee, as of and after the Effective Time, for any copayments, deductibles, offsets or similar payments made during the plan year that includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable Parent Plan (to the extent such credit would have been given under comparable Company Plans prior to the Closing). In addition, as of the Effective Time, Parent shall cause the Surviving Corporation and any applicable Subsidiary to give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries for purposes of eligibility, vesting and accruals under any Parent Plans in which any Continuing Employee becomes eligible to participate after the Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the Effective Time, provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation or with respect to the vesting of incentive awards that vest based on service following grant.

(d) Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other individual associated therewith (including any beneficiaries or dependents thereof) shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall, or be deemed to (i) establish, terminate, amend or modify any Company Plan, Parent Plan or any other compensation or benefit plan, program, policy, agreement or arrangement; (ii) alter or limit Parent’s, Merger Sub’s or any of their respective Affiliates’ (including the Surviving Corporation’s) ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement or (iii) prevent or restrict in any way the right of the Parent to terminate, reassign, promote or demote any Company Service Provider (or to cause any of the foregoing actions) at any time following the Closing, confer upon any Company Service Provider any right to employment or continued employment for any period of time by reason of this Agreement, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Service Providers at any time following the Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01. Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall take, or cause to be taken (including by causing their Affiliates to take), all actions (including defending any Proceeding), and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable (and in any event, prior to the End Date or the Extended End Date, as applicable), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Required Regulatory Approvals, as promptly as practicable (and in any event, prior to the End Date or the Extended End Date, as applicable).

(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and shall cause their respective Affiliates to) make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Merger, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within ten (10) Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act), unless Parent and the Company mutually agree to a later date and (B) any other required filings in connection with the Required Regulatory Approvals or otherwise pursuant to applicable Competition Laws as promptly as practicable after the date hereof, and in each case, furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (i) keep each other reasonably apprised of the status of, and work cooperatively in connection with obtaining, the Required Regulatory Approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any Competition Laws from any Governmental Authority in connection with the transactions contemplated by this Agreement, and (ii) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall promptly take any other actions necessary, proper or advisable to obtain the Required Regulatory Approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any Competition Laws from any Governmental Authority in connection with the transactions contemplated by this Agreement, in each case as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have (x) the sole right to direct all matters with any Governmental Authority related to, and to control and lead all actions, communications, decisions and strategy for obtaining, the Required Regulatory Approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any Competition Laws from any Governmental Authority, in connection with the transactions contemplated by this Agreement; provided that Parent shall consult in good faith with the Company and its Representatives with respect to strategy and substantive communications regarding such matters, including any litigation under any Competition Law, and (y) the right to commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Competition Laws if such commitment or agreement is reasonably designed to obtain all Required Regulatory Approvals as promptly as reasonably practicable and if Parent’s outside legal counsel advises Parent that such commitment or agreement is advisable in furtherance of the matters set forth in this Section 8.01 (it being understood that Parent will consult with the Company in good faith prior to making any such commitment or agreement); provided that Parent shall not commit to or agree to stay, toll or extend any waiting period under any Competition Law or to delay the consummation of, or to not consummate before a certain date, the Merger, if such commitment or agreement would reasonably be expected to delay the consummation of the Merger beyond the Extended End Date.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act, any other applicable Competition Law or in connection with any Required Regulatory Approval, or if any Proceeding under Competition Laws is instituted or threatened by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent and the Company shall use reasonable best efforts to resolve such objections as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement or otherwise, in no event shall Parent or its Subsidiaries or Affiliates be required to (A) agree to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Affiliates, (B) terminate, amend or assign any investments or other existing relationships, or any other contractual rights or obligations, (C) terminate any venture or other arrangement, (D) grant any right or commercial or other accommodation to, or enter into any contractual or other commercial relationship with, any Third Party, (E) impose limitations on Parent or any of its Affiliates (including Merger Sub) or the Company or any of its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuate any other change or restructuring of Parent or any of its Affiliates, or the Company or any of its Subsidiaries or (G) offer, propose, negotiate, agree to, commit to or effect any other remedy, condition, commitment or undertaking of any kind (any of the actions described in the foregoing clauses (A) through (G), a “Remedy Action”), except to the extent that such Remedy Action would not, and would not reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition. For the avoidance of doubt, the reasonable best efforts of Parent in this Section 8.01(c) shall include taking any Remedy Action that would not, and would not reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition. The Company shall not, and shall cause its Subsidiaries not to, offer, propose, negotiate, agree to, commit to, effect or take any Remedy Action without the prior written consent of Parent, and the Company shall, and shall cause its Subsidiaries to, offer, propose, negotiate, agree to, commit to, effect and take any Remedy Action if so directed by Parent in connection with obtaining the Required Regulatory Approvals; provided, however, that any Remedy Action shall be conditioned upon the Closing. Parent and the Company shall oppose, fully and vigorously, (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby as violative of any Competition Law (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for the entry of, and seek to have vacated or terminated, any order in connection with any Competition Law that would reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Governmental Authority pursuant to any Competition Law, and vigorously pursuing all available avenues of administrative and judicial appeal. Neither Parent nor the Company shall take any action if such action would (x) make it materially more likely that there would arise any impediments under any Competition Laws or other Applicable Laws that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby, as promptly as practicable or (y) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

(d) Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby, and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby, unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings (other than HSR filings) and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement.

(e) Parent shall pay and be responsible for all reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the matters contemplated by this Section 8.01.

Section 8.02. ITAR Clearance. The Company and Parent will prepare and, at least 65 days prior to the Closing Date, file with the DDTC, in accordance with the ITAR, a notification regarding the Merger and the other transactions contemplated by this Agreement pursuant to 22 C.F.R. 122.4(b) (the “ITAR 60-Day Notice”). The Company and Parent shall act reasonably promptly and cooperatively in providing such information as may be reasonably required for the purposes of providing the ITAR 60-Day Notice.

Section 8.03. Certain Filings. (a) As promptly as reasonably practicable after the date of this Agreement and no later than thirty-five (35) days following the date of this Agreement (unless the parties hereto otherwise agree), the Company shall, with the assistance and cooperation of Parent, prepare and file the Proxy Statement with the SEC in preliminary form as required by the 1934 Act. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and shall cause the Proxy Statement to be filed with the SEC in definitive form and mailed to the Company’s stockholders as promptly as reasonably practicable following the later of (x) the end of the ten-day waiting period under Rule 14a-6(a) under the 1934 Act (or the earlier date on which the SEC confirms it will not review the Proxy Statement) and (y) the date on which the SEC confirms that it has no further comments on the Proxy Statement. The Company shall provide Parent with any substantive comments that may be received from the SEC or its staff with respect thereto, shall use reasonable best efforts to respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement (including any amendment or supplement thereto) and any responses to comments made by the SEC or its staff each time before it is filed with the SEC, and shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) in taking such actions or making any such filings and furnishing information required in connection therewith or with the Proxy Statement.

(b) Each of the Company and Parent shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to the SEC or the NASDAQ in connection with the Proxy Statement.

(c) If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company (with respect to information related to the Company or its Affiliates) or Parent (with respect to information related to Parent) that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.04. Public Announcements. Each party hereto shall issue its own initial press release relating to this Agreement, each in a form and substance reasonably agreed to by the other party, and the text of which shall have been provided to the other party at least one (1) Business Day prior to such issuance. Thereafter, except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby, (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby, and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before obtaining the other party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, after the issuance of the initial press releases or any press release or the making of any public statement with respect to which the foregoing procedures and other terms have been followed and complied with, either party may issue such additional publications or press releases and make such other customary announcements and public statements without consulting with any other party hereto so long as such additional publications, press releases, announcements and public statements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in, and materially consistent with, the initial press release or such other press release or public statement with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.04.

Section 8.05. Convertible Notes.

(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such Persons in connection with such supplemental indenture. Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall give any notices and take all actions required under, and with the prior consent of Parent, not to be unreasonably withheld, conditioned or delayed, may take actions permitted under, the terms of the Convertible Notes, the Convertible Notes Indenture or under Applicable Law, and shall take any other actions reasonably requested by Parent to the extent such actions are permitted or contemplated by, the terms of the Convertible Notes Indenture, the Convertible Notes or any Applicable Law (with respect to the Convertible Notes Indenture or the Convertible Notes) in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and making any repurchases or conversions of the Convertible Notes occurring prior to or as a result of the Merger, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) taking all such further actions, including delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may settle conversions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture. For the avoidance of doubt, the transactions contemplated by this Agreement shall be deemed to include effecting any conversions under the terms of the Convertible Notes and the Convertible Notes Indenture. Notwithstanding anything to the contrary in this Section 8.05, but subject to the terms of the Convertible Notes Indenture, nothing herein shall require the Company to make any payment with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.

(b) The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Section 8.05 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not first received full reimbursement or is not otherwise indemnified or subject to reimbursement under this Agreement; (ii) enter into any instrument or agreement, or agree to any change, adjustment, waiver or modification to or termination or unwind of any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; or (iii) provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or any other privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege) or contravene Applicable Law or violate any contract to which the Company or any of its Subsidiaries is party and entered into prior to the date of this Agreement. For the avoidance of doubt, and without limiting the obligations in this Section 8.05, each of Parent and Merger Sub acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either the execution of any supplemental indenture pursuant to the Convertible Notes Indenture by the Trustee.

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Company Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such notices or communications contemplated by Section 8.01, which shall be governed by such Section); and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good-faith failure to comply with this Section 8.08 shall not constitute a breach of this Section 8.08, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.09. Litigation and Proceedings. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense or settlement of any litigation or other Proceedings (except for (x) Proceedings related to Competition Laws, which shall be governed by Section 8.01(b), Section 8.01(c) and Section 8.01(d) and (y) Proceedings in connection with or arising out of or otherwise related a demand for dissenters’ rights under Applicable Law, which shall be governed by Section 2.04(b)) against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”); provided that, other than Proceedings between or among the parties hereto or their Affiliates, the Company shall (a) give Parent prompt written notice of any Transaction Litigation, including by providing copies of all pleadings with respect thereto, (b) give Parent a reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Transaction Litigation and (c) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and provided, further, that, other than Proceedings between or among the parties hereto or their Affiliates, the Company agrees that it shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned. For purposes of this Section 8.09, “participate” means that Parent will be kept reasonably apprised of significant decisions with respect to the Transaction Litigation by the Company, and Parent may offer comments or suggestions with respect to such Transaction Litigation (which the Company shall consider in good faith), but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the right to consent to any settlement as set forth in the preceding sentence.

Section 8.10. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation, including any Takeover Statute, shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.11. FIRPTA Certificate and Notice. Prior to the Closing, (a) Parent shall provide a draft of a statement and accompanying Internal Revenue Service notice, to be issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that the stock of the Company is not a United States real property interest within the meaning of Section 897 of the Code and (b) the Company shall deliver to Parent an executed version of such statement and notice, in form and substance reasonably satisfactory to Parent. The failure to deliver an executed version of such statement and notice shall not constitute a breach of a covenant, obligation or agreement of the Company for purposes of Section 9.02(a)(i) and the sole remedy of Parent for such failure to deliver shall be withholding under Section 2.07.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent and the Company) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b) no Order or other Applicable Law issued, entered, promulgated or enacted by any Governmental Authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Merger shall be in effect; provided that, solely for the purposes of this Section 9.01(b), with respect to any Competition Law or Order issued by any Governmental Authority pursuant to any Competition Law, solely if such Order or Applicable Law relates to the Required Regulatory Approvals; and

(c) (i) all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Merger, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Merger, shall have expired or been terminated, and (ii) the Required Regulatory Approvals set forth on Section 9.01(c) of the Company Disclosure Schedule (other than under the HSR Act) shall have been obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated).

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent) of the following additional conditions:

(a) (i) the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), the first sentence of Section 4.06(a) (Subsidiaries and Minority-Owned Entities) (solely with respect to the due formation and valid existence of the Significant Subsidiaries), clause (ii) of the first sentence of Section 4.06(c) (Subsidiaries and Minority-Owned Entities), the first sentence of Section 4.25 (Finders’ Fees) and Section 4.27 (Antitakeover Statutes) shall be true in all material respects at and as of the Closing (other than any such representations and warranties containing materiality or Company Material Adverse Effect qualifications, which shall be true in all respects) as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the representations and warranties of the Company contained in the last sentence of Section 4.06(c) (Subsidiaries and Minority-Owned Entities) shall be true in all respects at and as of the date hereof as if made at and as of such time, with only such exceptions in the case of this clause (iii) as would not reasonably be expected to prevent, impair or materially delay the consummation of the transactions contemplated hereby, (iv) the representations and warranties of the Company contained in Section 4.05(a) and Section 4.05(c) (Capitalization) shall be true in all respects as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except where the failure to be true in all respects would not reasonably be expected to result in the requirement of Parent or, following the Closing, the Company or any of their respective Affiliates, to pay any amount of additional consideration hereunder in the aggregate in excess of $20,000,000 relative to the amount that would have been payable thereby had the representations and warranties set forth in Section 4.05(a) and Section 4.05(c) been true and correct in all respects as of the Closing, (v) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true in all respects at and as of the Closing as if made at and as of such time, (vi) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (vi) as have not had a Company Material Adverse Effect and (vii) Parent shall have received a certificate signed by an executive officer of the Company on behalf of the Company to the effect that the conditions set forth in foregoing clauses (i)—(vi) and Section 9.02(b) have been satisfied.

(b) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by the Company) of the following additional conditions:

(a) (i) each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it at or prior to the Closing, (ii) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.08 (Finders’ Fees), Section 5.10 (Solvency) and the last sentence of Section 5.11 (Ownership of Common Shares), (disregarding, in each case, all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all material respects at and as of the Closing as if made at and as of the Closing (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Closing as if made at and as of the Closing (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iv) the Company shall have received a certificate signed by an executive officer of Parent on behalf of Parent to the effect that the conditions set forth in foregoing clauses (i) - (iii) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before October 30, 2025 (the “End Date”); provided that, if one or more of the conditions to closing set forth in Section 9.01(b) or Section 9.01(c) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article 9 either have been satisfied or waived in accordance with the terms of this Agreement, or would reasonably be expected to be satisfied if the Closing were to occur on such date, then the End Date shall be automatically extended until April 30, 2026 (the “Extended End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall (A) not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has primarily caused or resulted in the failure of the Closing to occur on or before the End Date or the Extended End Date, as applicable, and (B) be subject to the last sentence of Section 11.13 in all respects;

(ii) there shall be any (x) Applicable Law (other than, solely for the purposes of this Section 10.01(b)(ii), a Competition Law that does not relate to a Required Regulatory Approval), or (y) final, irreversible and non-appealable Order (provided that, if such Order is issued by any Governmental Authorities pursuant to Competition Laws, such Order relates to the Required Regulatory Approvals) issued, entered, promulgated or enacted by any Governmental Authority of competent jurisdiction, in either case, permanently prohibiting, permanently rendering illegal or permanently enjoining the consummation of the Merger; or

(iii) at the Company Stockholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a)(i)-(vi) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after the Company’s receipt of written notice thereof from Parent (or, if earlier, five Business Days prior to the End Date or the Extended End Date, as applicable); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent or Merger Sub is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted, or would cause or result, in the failure of any of the conditions set forth in Section 9.03(a) to be satisfied; or

(d) by the Company, if:

(i) prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance with, and subject to, Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 9.03(a)(i), Section 9.03(a)(ii) or Section 9.03(a)(iii) not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, five Business Days prior to the End Date or the Extended End Date, as applicable); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted, or would cause or result, in the failure of any of the conditions set forth in Section 9.02(a) to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, subject to Section 10.03, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 10.03 in all respects, if such termination shall result from (a) the intentional failure of any party to fulfill a condition to the performance of the obligations of any other party or (b) the intentional breach of this Agreement by any party, such party shall be fully liable for any and all liabilities and damages

(which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and may include, the benefit of the bargain lost by a party’s stockholders (including, (x) in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of the Company’s shareholders and (y) in the case of Parent, the benefit that Parent and its Affiliates would have derived from the consummation of the Merger, including expected integration synergies, which was specifically negotiated by Parent, in each case, taking into consideration all other relevant matters), which will be deemed in such event to be damages of such party as determined by the trier of fact) incurred or suffered by the other parties as a result of such failure or breach. The Confidentiality Agreements and the provisions of Section 6.03(b), Section 8.04, this Section 10.02, Section 10.03 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Termination Fees.

(a) In the event that (i) this Agreement is terminated by either the Company or Parent pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(b)(ii) (Permanent Order) and (ii) at the time of such termination, all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived (other than any of (x) the conditions set forth in Section 9.01(b) (solely as they relate to Competition Laws or Orders issued, entered, promulgated or enacted by any Governmental Authority pursuant to any Competition Law) or Section 9.01(c) or (y) those other conditions that, by their nature, cannot be satisfied until the Closing but, in the case of this clause (y), are capable of being satisfied, and (other than the condition set forth in Section 9.02(a)(vii)) would be satisfied, at the Closing if the Closing were to occur at the time of such termination), then Parent shall pay or cause to be paid to the Company in immediately available funds $638,000,000 (the “Parent Termination Fee”), in each case, in the case of a termination by the Company, within two (2) Business Days after such termination and, in the case of a termination by Parent, immediately before and as a condition to such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b) (i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $372,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(b)(iii) (Company No Vote) or (y) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) after the date of this Agreement and prior to the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly announced (or, solely in the case of a termination pursuant to Section 10.01(c)(ii) (Company Breach), made to the Board of Directors) and not withdrawn prior to the date of the Company Stockholders Meeting (in the case of a termination pursuant to Section 10.01(b)(iii) (Company No Vote)) and (C) within 12 months after the date of such termination, the Company or any of its Subsidiaries enters into a definitive written agreement with respect to such Acquisition Proposal or a transaction with respect to such

Acquisition Proposal shall have been consummated (provided that for purposes of this Section 10.03(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the entry into a definitive written agreement with respect to such Acquisition Proposal, the Company Termination Fee.

(iii) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Each party agrees that (i) the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Parent Termination Fee or the Company Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary. Each party further acknowledges that neither the Parent Termination Fee nor the Company Termination Fee, if, as and when paid in accordance with the terms of this Section 10.03, is a penalty, but each is instead liquidated damages in a reasonable amount that will compensate the recipient thereof in circumstances in which such fee is payable for the efforts and resources expended, and opportunities forgone, while negotiating this Agreement, and for such recipient’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(d) If the Company fails to pay the Company Termination Fee or the Parent fails to pay the Parent Termination Fee, as applicable, when due pursuant to this Section 10.03, the party that has failed to pay the Company Termination Fee or the Parent Termination Fee, as applicable, shall pay to the other party an amount equal to such other party’s reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with seeking payment of the Company Termination Fee from the Company or the Parent Termination Fee from Parent (including with respect to any such Proceeding commenced by the applicable party hereto or any of its Affiliates), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at an interest rate per annum equal to the prime rate in effect on the date hereof (as published in the Wall Street Journal, Eastern Edition), plus seven percent (7%), from the date the payment of the Company Termination Fee or the Parent Termination Fee, as applicable, is due through the date such payment is actually received in full by the other party (any amounts due pursuant to this Section 10.03(d), the “Expenses”).

(e) Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to Section 10.03(b) and such Company Termination Fee (together with any Expenses, if payable) is paid in full, such Company Termination Fee (together with any Expenses, if payable) shall be the sole and exclusive remedy of the Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby, including the

Merger, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any willful or intentional and knowing breach) or the termination hereof.

(f) Notwithstanding anything herein to the contrary, the Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent pursuant to Section 10.03(a) and such Parent Termination Fee (together with any Expenses, if payable) is paid in full, such Parent Termination Fee (together with any Expenses, if payable) shall be the sole and exclusive remedy of the Company in connection with this Agreement or the transactions contemplated hereby, including the Merger, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or Merger Sub or any of their respective Affiliates (including the Guarantor) or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any willful or intentional and knowing breach) or the termination hereof.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Siemens Industry Software Inc. / Astra Merger Sub Inc.

5800 Granite Parkway

Suite 600

Plano, Texas 75024

Attention: General Counsel

E-mail:  generalcounsel@sisw.siemens.com

with a copy, which shall not constitute notice, to:

Siemens AG

Werner-von-Siemens-Strasse 1

80333 Muenchen, Germany

Attention:  Yves Metzner, SVP M&A

Email:   yves.metzner@siemens.com

Attention:  Christian A. Bleiweiss, Chief Counsel Corporate and M&A

Email:   christian.bleiweiss@siemens.com

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention:  Robert Katz

Eyal Orgad

Daniel Williams

E-mail:   Robert.Katz@lw.com

      Eyal.Orgad@lw.com

      Daniel.Williams@lw.com

if to the Company, to:

Altair Engineering Inc.

1820 E. Big Beaver Rd.

Troy, Michigan 48083

Attention:  Raoul Maitra, Chief Legal Officer

E-mail:    raoul@altair.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

900 Middlefield Road Suite 200

Redwood City, California 94063

Attention:  Alan F. Denenberg

      Michael Gilson

E-mail:   alan.denenberg@davispolk.com

      michael.gilson@davispolk.com

and

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:  Peter H. Ehrenberg

E-mail:   pehrenberg@lowenstein.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. No Survival of Representations and Warranties, Covenants and Agreements. The representations and warranties, covenants and agreements contained herein and in any certificate pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (b) those covenants and agreements set forth in Section 8.04 and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after the Effective Time).

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL or in accordance with the rules of any relevant stock exchange without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule. The parties hereto agree that any disclosure in a particular section of the Company Disclosure Schedule shall be deemed to be a disclosure for purposes of (a) the representations and warranties or covenants, as applicable, of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as a disclosure for purposes of such representations and warranties is reasonably apparent on the face of such disclosure. The disclosure of any item in respect of Section 6.01 shall be deemed to be a disclosure with respect to any subsection of Section 6.01. The mere inclusion of an item in the Company Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent under this Agreement. In disclosing such information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.06. Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provision of Section 7.03, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; and (ii) from and after the Closing, the right of any holders of Company Common Shares, Company Options or Company RSUs to receive the Merger Consideration following the Effective Time in accordance with the terms and conditions of this Agreement, which shall inure to the benefit of such applicable holder who is intended to be from and after the Closing a third-party beneficiary hereof.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that either Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) another wholly owned direct or indirect Subsidiary of the Guarantor or (ii) after the Effective Time, to any Person (provided that, in each case, no such assignment shall (x) relieve Parent or Merger Sub of its obligations under this Agreement, (y) enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub or (z) delay the consummation of the transactions contemplated by this Agreement). Any purported assignment, delegation or other transfer without such consent or otherwise inconsistent with the foregoing sentence shall be void.

Section 11.07. Governing Law. This Agreement and any Proceeding arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to interpret or enforce any provision of, relating to, or arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. Each of the parties hereto represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Voting Agreement, the Support Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages (including any fee payable pursuant to Section 10.03) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding anything herein to the contrary, if, prior to the End Date or the Extended End Date, as applicable, any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date or the Extended End Date, as applicable, shall automatically be extended by the amount of time during which such Proceeding is pending, plus five Business Days, or such longer time period established by the court presiding over such Proceeding, if any.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SIEMENS INDUSTRY SOFTWARE INC.

By:	/s/ Anthony L. Hemmelgarn
Name: Anthony L. Hemmelgarn
Title: Chief Executive Officer

By:	/s/ Timo Nentwich
Name: Timo Nentwich
Title: Chief Financial Officer

ASTRA MERGER SUB INC.

By:	/s/ Anthony L. Hemmelgarn
Name: Anthony L. Hemmelgarn
Title: Chief Executive Officer

By:	/s/ Timo Nentwich
Name: Timo Nentwich
Title: Chief Financial Officer

Exhibit A

Certificate of Incorporation of Surviving Corporation

[Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTAIR ENGINEERING INC.

ARTICLE I

The name of the Corporation is Altair Engineering Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon its Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or otherwise. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Subject to any provisions in the Bylaws related to indemnification of directors, officers or agents of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director, officer or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding; provided, however, that the Corporation be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Amended and Restated Certificate of Incorporation or the Bylaws shall not be eliminated or impaired by an amendment to this Amended and Restated Certificate of Incorporation or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE X

The Corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

*  *  *  *  *

89